Filed Pursuant to Rule 424(b)(3)
Registration No. 333-258698
PROSPECTUS
OppFi Inc.
Up to 91,914,929 Shares of Class A Common Stock
Up to 15,302,259 Shares of Class A Common Stock Issuable Upon Exercise of Warrants
and Up to 53,491 Warrants

This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”) of up to (A) 95,329,688 shares of our Class A common stock, par value $0.0001 per share (“Class A Common Stock”), which consists of (i) 2,448,768 shares of Class A Common Stock underlying warrants previously issued to FG New America Investors LLC (the “Sponsor”) in private placements (the “Sponsor Warrants”), (ii) 59,438 shares of Class A Common Stock (the “Underwriter Shares”) and 53,491 shares of Class A Common Stock underlying warrants (“Underwriter Warrants”) that were previously part of 118,875 Underwriter Units (as defined below) issued to underwriters in the initial public offering of FG New America Acquisition Corp. (the “IPO”), (iii) 91,629,094 shares of Class A Common Stock issuable to the Members (as defined below) upon exchange of the Retained OppFi Units (as defined below) pursuant to the Exchange Rights (as defined below), (iv) 226,397 shares of Class A Common Stock held by certain Members, and (v) 912,500 shares of Class A Common Stock underlying warrants to purchase Class A Common Stock at $15.00 per share issued to the Sponsor (the “$15 Exercise Price Warrants” and together with the Sponsor Warrants and the Underwriter Warrants, the “Private Placement Warrants”) in a private placement concurrently with the IPO and (B) 53,491 Private Placement Warrants.
In addition, this prospectus relates to the offer and sale of up to 11,887,500 shares of Class A Common Stock that are issuable by us upon the exercise of 11,887,500 warrants originally issued in the IPO at an exercise price of $11.50 per share of Class A Common Stock (the “Public Warrants” and together with the Private Placement Warrants, the “Warrants”).
The shares being registered for resale will constitute a considerable percentage of our public float. The shares of Class A Common Stock being offered for resale by this prospectus, excluding the shares of Class A Common Stock underlying Warrants and the Retained OppFi Units, represent approximately 1% of our total outstanding shares of Class A Common Stock as of the date of this prospectus. Additionally, if all the Warrants offered hereby and all the Warrants, the underlying shares of which are offered hereby, and the Retained OppFi Units are exercised or converted, the holders of such Warrants and Retained OppFi Units would own an additional 106,931,353 shares of Class A Common Stock, representing approximately 85% of our total shares of Class A Common Stock outstanding as of the date of this prospectus, after giving effect to such assumed such exercise or conversion. The sale of the securities being offered by this prospectus, or the perception in the market that the selling securityholders intend to sell such securities, could increase the volatility of the market price of our Class A Common Stock and Public Warrants or result in a significant decline in the public trading price of shares of our Class A Common Stock and Public Warrants. Despite such a decline in the public trading price, certain Selling Securityholders may still experience a positive rate of return on the securities they purchased due to the lower purchase price at which they purchased the securities described above. Public securityholders may not experience a similar rate of return on the securities they purchase due to differences in the purchase prices and the current trading prices. See “Information Related to Offered Securities” beginning on page 5 of this prospectus for the price that the Selling Securityholders paid for the Class A Common Stock and Warrants that are being registered for resale with this prospectus, and “Risk Factors” beginning on page 7 of this prospectus for risks related to the potential resale of securities being offered by this prospectus.
With respect to our Warrants, we do not believe it is likely that a Warrant holder would elect to exercise Warrants when our Class A Common Stock is trading below $11.50, or $15.00 in the case of the $15 Exercise Price Warrants. See “Use of Proceeds” on page 9 of this prospectus for further details.
The Selling Securityholders may offer, sell, or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the shares of Class A Common Stock or any Warrants, except with respect to amounts received by us upon the exercise of any such Warrants. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of Class A Common Stock or warrants. See “Plan of Distribution” beginning on page 32 of this prospectus.
Our Class A Common Stock and Public Warrants are listed on The New York Stock Exchange (the “NYSE”) under the symbols “OPFI” and “OPFI WS,” respectively. On March 6, 2024, the last reported sales price of our Class A Common Stock was $3.62 per share and the last reported sales price of our Public Warrants was $0.15 per warrant.

We are an “emerging growth company” and “smaller reporting company” under applicable federal securities laws and are subject to reduced public company reporting requirements. Investing in our securities involves risks. See “Risk Factors” beginning on page 7.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 7, 2024.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of Class A Common Stock issuable upon the exercise of any Warrants. We will receive proceeds from any exercise of the Warrants for cash.
Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement and any related free writing prospectus together with the additional information to which we refer you to in the sections of this prospectus entitled “Where You Can Find Additional Information” and “Incorporation by Reference.”
On July 20, 2021 (the “Closing Date”), FG New America Acquisition Corp., a Delaware corporation (“FGNA”), completed the transactions contemplated by that certain Business Combination Agreement, dated as of February 9, 2021 (the “Business Combination Agreement”), by and among FGNA, Opportunity Financial, LLC, a Delaware limited liability company (“OppFi-LLC”), OppFi Shares, LLC, a Delaware limited liability company (“OFS”), and Todd Schwartz, in his capacity as the representative (the “Members’ Representative”) of the members of OppFi immediately prior to the closing (the “Closing”) of the transactions contemplated by the Business Combination Agreement (the “Members”). At the Closing, (i) OppFi transferred to the Company (as defined below) 12,977,690 Class A common units of OppFi (“OppFi Units”), which was equal to the number of shares of FGNA’s Class A Common Stock issued and outstanding as of immediately prior to the Closing (after giving effect to redemptions by FGNA’s public stockholders prior to the Closing and the conversion of FGNA’s Class B common stock, par value $0.0001 per share (“Class B Common Stock”), (ii) FGNA contributed the Cash Consideration (as defined below) to OppFi in accordance with the Business Combination Agreement, which was distributed to the Members, and (iii) FGNA issued 96,987,093 shares of newly authorized Class V Voting Stock, which number of shares of Class V Voting Stock was equal to the number of OppFi Units retained by the Members immediately following the Closing (the “Retained OppFi Units”), and which shares of Class V Common Stock, par value $0.0001 per share (“Class V Voting Stock”) were distributed to OFS, resulting in the combined company being organized in an “Up-C” structure. The transactions contemplated by the Business Combination Agreement are referred to herein as the “Business Combination.”
Upon the Closing, FGNA as the registrant changed its name to “OppFi Inc.”
Unless the context otherwise requires, the terms “we,” “us,” “our,” “OppFi” and the “Company” refers to OppFi Inc. and its consolidated subsidiaries, including OppFi-LLC, following the Closing and references to “FGNA” refer to FG New America Acquisition Corp. at or prior to the Closing. All references herein to the “Board” refer to the board of directors of the Company.

CERTAIN DEFINED TERMS
Unless the context indicates otherwise, the following terms have the following meanings when used in this prospectus:
“Affiliate” of any particular Person means any other Person controlling, controlled by, or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, its capacity as a sole or managing member, or otherwise.
“Amended and Restated Bylaws” means the amended and restated bylaws of the Company, dated as of the Closing Date.
“Amended and Restated Charter” means the second amended and restated certificate of incorporation of the Company, dated as of the Closing Date.
“Cash Consideration” means cash consideration in the amount of $91,646,050 paid to the Members at the Closing, which was equal to the cash remaining in FGNA’s trust account as of immediately prior to the Closing.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Stock” means the Class A Common Stock and Class V Voting Stock.
“DGCL” means the General Corporation Law of the State of Delaware.
“Earnout Units” means the 25,500,000 Retained OppFi Units held by the Members at the Closing.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Rights” means the rights of the Members, beginning on the nine month anniversary of the Closing (unless otherwise waived by the Company, or, with respect to the Initial Shares, following the registration under the Securities Act of such shares), to exchange each Retained OppFi Unit held by the Members, subject to certain conditions, for either one share of Class A Common Stock or, at the election of the Company in its capacity as the sole manager of OppFi, the cash equivalent of the market value of one share of Class A Common Stock provided that, the Earnout Units may not be so exchanged prior to the date that such Earnout Units are earned in accordance with the Business Combination Agreement.
“Founder Holders” means each of the Sponsor, D. Kyle Cerminara, Larry G. Swets, Jr., Joseph Moglia, Nicholas Rudd, Hassan Baqar and Robert Weeks.
“Founder Shares” means the shares of Class B Common Stock held by the Founder Holders, which such shares of Class B Common Stock automatically converted into an equal number of shares of Class A Common Stock in connection with the Closing.
“Initial Shares” means shares of Class A Common Stock issuable upon the exchange of 11,600,000 OppFi Units held by the Members, which were not subject to the nine month lock-up restrictions in the Investor Rights Agreement.
“Investor Rights Agreement” means the Investor Rights Agreement entered into at the Closing, by and among the Company, the Founder Holders, the Members, Todd Schwartz in his capacity as the Members’ Representative and the Underwriters.
“OppFi-LLC A&R LLCA” means the Third Amended and Restated Limited Liability Company Agreement of OppFi-LLC, which was entered into by the Company as OppFi-LLC’s sole manager and the Members, effective as of the Closing.
“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or governmental entity.

“SCG” means TCS Group, L.L.C. d/b/a the Schwartz Capital Group, an Illinois limited liability company affiliated with the Schwartz Family.
“SCG Holder” means each of the Affiliates of SCG, LTHS Capital Group, and Todd Schwartz Capital Group, and any of their respective permitted transferees (other than pursuant to clause (e) of the definition thereof in the Investor Rights Agreement or, for purposes of Article II of the Investor Rights Agreement, pursuant to clause (g) of the definition thereof in the Investor Rights Agreement) that beneficially own Common Stock.
“SCG Holders’ Representative” means Todd Schwartz, as representative of the SCG Holders, or any other party designated by a majority-in-interest of the SCG Holders.
“Schwartz Family” means the several trusts and entities affiliated with SCG and the Schwartz family.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Underwriters” means Piper Sandler & Co. and ThinkEquity, a division of Fordham Financial Management, Inc., as representatives of the several underwriters in the IPO.
“Underwriter Units” means the 118,875 units issued to the Underwriters in a concurrent private placement at the time of the IPO.
“Warrant Agent” means Continental Stock Transfer & Trust Company in its capacity as warrant agent under the Warrant Agreement.
“Warrant Agreement” means that certain Warrant Agreement, dated as of September 29, 2020, by and between the Company and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This registration statement contains forward-looking statements. These forward-looking statements relate to expectations for future financial performance, business strategies, or expectations for the Company’s business. These forward-looking statements include, but are not limited to, statements regarding the Company’s or its management team’s expectations, hopes, beliefs, intentions, or strategies regarding the future. In addition, any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.
Specifically, forward-looking statements may include statements relating to:
•the benefits of the Business Combination;
•the future financial performance of the Company, including any projected financial information;
•the liquidity and trading of our securities;
•expectations for growth, including growth of loan automation, and profitability and OppFi's new products and their performance; and
•other statements preceded by, followed by or that include the words “may,” “can,” “should,” “will,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “hope,” “anticipate,” “believe,” “seek,” “target” or similar expressions.
These forward-looking statements are based on information available as of the date of this prospectus, and our management’s current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date. The Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
You should not place undue reliance on these forward-looking statements. As a result of a number of known and unknown risks and uncertainties, the Company’s actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:
•the impact of general economic conditions, including economic slowdowns, inflation, interest rate changes, recessions and a tightening of credit markets, on our business;
•the impact of challenging macroeconomic and marketplace conditions, including lingering effects of COVID-19 on our business;
•the impact of stimulus or other government programs;
•whether we will be successful in obtaining declaratory relief against the Commissioner of the Department of Financial Protection and Innovation for the State of California;
•whether we will be subject to AB 539;
•whether our bank partners will continue to lend in California and whether our financing sources will continue to finance the purchase of participation rights in loans originated by our bank partners in California;
•the impact that events involving financial institutions or the financial services industry generally, such as actual concerns or events involving liquidity, defaults or non-performance, may have on our business;
•risks related to the material weakness in our internal controls over financial reporting;
v

•our ability to grow and manage growth profitably and retain our key employees;
•risks related to new products;
•risks related to evaluating and potentially consummating acquisitions;
•concentration risk;
•risks related to our ability to comply with various covenants in our corporate and warehouse credit facilities;
•costs related to the Business Combination;
•changes in applicable laws or regulations;
•the possibility that we may be adversely affected by other economic, business, and/or competitive factors;
•risks related to management transitions;
•risks related to the restatement of our financial statements and any accounting deficiencies or weaknesses related thereto; and
•the other risks and uncertainties indicated in this registration statement, and other filings that have been made or will be made with the SEC.

PROSPECTUS SUMMARY
The following summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our consolidated financial statements and the consolidated financial statements of OppFi and the related notes included or incorporated by reference in this prospectus, the information set forth under the headings “Risk Factors,” any applicable prospectus supplement and the documents to which we have referred to in the “Incorporation by Reference” section below.
Our Company
OppFi is a tech-enabled, mission-driven specialty fintech platform that broadens the reach of community banks to extend credit access to everyday Americans. The Company’s platform powers banks to offer accessible lending products through its proprietary technology and top-rated customer experience. OppFi’s primary mission is to facilitate financial inclusion and credit access to the 60 million everyday Americans who lack access to traditional credit with digital specialty finance products and an unwavering commitment to its customers. Unlike payday loans, earned wage access and similar credit products that typically do not provide transparency, fairness, and ability to repay guidelines, OppFi is dedicated to offering the best possible product and service through its platform. The average installment loan facilitated by OppFi with its OppLoans lending platform is approximately $1,500, payable in installments and with an average contractual term of 11 months. Payments are reported to the three major credit bureaus. OppFi’s dedication to borrowers is further evidenced by the OppFi TurnUp Program, and most importantly, by its strong customer satisfaction ratings.
OppFi’s platform provides a top-rated customer experience and powers banks to offer credit products. OppFi works with banks to facilitate short-term lending options for everyday Americans who lack access to mainstream financial products. OppFi’s financial technology platform focuses on helping these consumers build a better financial path. Customers on OppFi’s platform benefit from a highly automated, transparent, efficient, and fully digital experience. The banks that work with OppFi benefit from its turn-key, outsourced marketing, data science, and proprietary technology to digitally acquire, underwrite and service these consumers. From inception through June 30, 2023, OppFi has facilitated more than $5.0 billion in gross loan issuance covering more than 2.9 million loans.
We have financed our operations primarily from operating income and our ability to obtain lending commitments. As of December 31, 2022 and September 30, 2023, our unrestricted cash was $16.2 million and $31.1 million, respectively, and our undrawn debt was $136.8 million and $182.2 million, respectively. Including total financing commitments of $525.0 million and total cash on the balance sheet of $66.0 million, we had approximately $591.0 million in funding capacity as of September 30, 2023. We believe that our unrestricted cash, undrawn debt and funds from operating income will be sufficient to meet our liquidity needs for at least the next 12 months from the date of this prospectus.
Our future capital requirements will depend on multiple factors, including our revenue growth, aggregate receivables balance, interest expense, working capital requirements, cash provided by and used in operating, investing and financing activities and capital expenditures. We may in the future raise additional capital through private or public equity or debt financings. No assurances can be provided that additional funding, if and when needed, will be available at terms acceptable to us, if at all. If we are unable to raise additional capital when needed, our results of operations and financial condition could be materially and adversely impacted.
Further, certain shares of our Class A Common Stock may be sold into the market pursuant to the registration statement of which this prospectus forms a part so long as it is available for use. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Class A Common Stock and/or Public Warrants. We are unable to predict the effect that sales may have on the prevailing market price of our Class A Common Stock and Public Warrants. TGS Capital Group, LP (“TGS Capital”) and LTHS Capital Group LP (“LTHS Capital”), each a beneficial owner of over 30% of our outstanding common stock, will be able to sell a substantial portion of their shares for so long as the registration statement of which this prospectus forms a part is available for use. Todd G. Schwartz, our Chief Executive Officer and Executive Chairman

of the Board, is the general partner of TGS Capital and may be deemed to beneficially own the securities held by TGS Capital and Theodore Schwartz, a director of our Company, is the general partner of LTHS Capital and may be deemed to beneficially own the securities held by LTHS Capital.
Corporate Information
The Company was incorporated in the State of Delaware on June 24, 2020 as a special purpose acquisition company under the name FG New America Acquisition Corp. OppFi-LLC is a Delaware limited liability company formed on December 3, 2015. On October 2, 2020, FGNA completed its IPO. On the Closing Date, the Business Combination with OppFi was consummated, resulting in the combined company being organized in an “Up-C” structure, and FGNA as the registrant changed its name to “OppFi Inc.” OppFi is headquartered in Chicago, Illinois.
Emerging Growth Status
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of the IPO, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A common stock held by non-affiliates equaled or exceeded $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.
Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our common stock held by non-affiliates equaled or exceeded $250 million as of the end of the prior June 30th, and (2) our annual revenues equaled or exceeded $100 million during such completed fiscal year or the market value of our common stock held by non-affiliates equaled or exceeded $700 million as of the prior June 30th.

THE OFFERING

Issuer	OppFi Inc.

Issuance of Class A Common Stock

Shares of Class A Common Stock offered by us
15,302,259 shares of Class A Common Stock issuable upon exercise of the Warrants, consisting of (i) 3,414,759 shares of Class A Common Stock issuable upon exercise of 3,414,759 Private Placement Warrants and (ii) 11,887,500 shares of Class A Common Stock issuable upon the exercise of 11,887,500 Public Warrants.

Shares of Class A Common Stock outstanding prior to (i) the exercise of all Warrants and (ii) the exchange of the 91,629,094 Retained OppFi Units outstanding for 91,629,094 shares of Class A Common Stock and the surrender and cancellation of a corresponding number of shares of Class V Common Stock	19,293,276 shares of Class A Common Stock.

Shares of Class A Common Stock outstanding assuming (i) cash exercise of all Warrants offered hereby and all Warrants, the underlying shares of which are offered hereby and (ii) no additional exchange of Retained OppFi Units	34,595,535 shares of Class A Common Stock.

Shares of Class A Common Stock outstanding assuming (i) cash exercise of all Warrants offered hereby and all Warrants, the underlying shares of which are offered hereby and (ii) exchange of all OppFi Retained Units that remain outstanding, including Earnout Units	126,224,629 shares of Class A Common Stock.

Use of proceeds
We will receive up to an aggregate of approximately $179.2 million from the exercise of the Warrants offered hereby and all Warrants, the underlying shares of which are offered hereby, assuming the exercise in full of all of such Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. We do not believe it is likely that a Warrant holder would elect to exercise its Warrants when our Class A Common Stock is trading below $11.50, or $15.00 in the case of the $15 Exercise Price Warrants. See “Use of Proceeds.”

Exercise Price of Warrants	$11.50 per share for the Sponsor Warrants and the Underwriter Warrants, and $15.00 per share for the $15 Exercise Price Warrants, in each case subject to adjustments as described herein.

Resale of Class A Common Stock and Warrants

Class A Common Stock offered by the Selling Securityholders (including 91,629,094 shares of Class A Common Stock issuable upon exchange of the Retained OppFi Units (and the surrender and cancellation of a corresponding number of shares of Class V Voting Stock), 285,835 outstanding shares of Class A Common Stock held by the Selling Securityholders and 3,414,759 shares of Class A Common Stock that may be issued upon exercise of the Private Placement Warrants)	95,329,688 shares of Class A Common Stock.

Private Placement Warrants offered by the Selling Securityholders	53,491

Terms of the offering	The Selling Securityholders will determine when and how they will dispose of the shares of Class A Common Stock and Warrants registered under this prospectus for resale.

Use of proceeds	We will not receive any proceeds from the sale of shares of Class A Common Stock or Private Placement Warrants by the Selling Securityholders.

Risk Factors
Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” and elsewhere contained in or incorporated by reference in this prospectus.

NYSE Stock Market Symbols	Our Class A Common Stock and Public Warrants are listed on the NYSE under the symbols “OPFI” and “OPFI WS,” respectively.

INFORMATION RELATED TO OFFERED SECURITIES
This prospectus relates to:
•The resale of 2,448,768 shares of Class A Common Stock that are issuable by us upon the exercise of     2,448,768 Sponsor Warrants originally issued by us in a private placement to the Sponsor with an exercise price of $11.50 per share of Class A Common Stock, which Sponsor Warrants were originally acquired from us at a price of $1.00 per Sponsor Warrant;
•The resale of 59,438 shares of Class A Common Stock (the “Underwriter Shares”), 53,491 shares of Class A Common Stock underlying Underwriter Warrants with an exercise price of $11.50 per share of Class A Common Stock and 53,491 Underwriter Warrants, all of which were previously part of 118,875 Underwriter Units issued by us to underwriters in the IPO as compensation (without the payment of any additional cash consideration);
•The resale of 91,629,094 shares of Class A Common Stock issuable to the Members upon exchange of the Retained OppFi Units and 226,397 shares of Class A Common Stock held by certain Members, acquired pursuant to the Exchange Rights;
•The resale of 912,500 shares of Class A Common Stock that are issuable by us upon the exercise of 912,500 $15 Exercise Price Warrants originally issued by us in a private placement in connection with the IPO with an exercise price of $15.00 per share of Class A Stock, which $15 Exercise Price Warrants were originally acquired from us at a price of $0.10 per warrant; and
•The resale of up to 11,887,500 shares of Class A Common Stock that are issuable by us upon the exercise of 11,887,500 Public Warrants at an exercise price of $11.50 per share of Class A Common Stock, which Public Warrants were originally issued by us in connection with our IPO as units of our Company at a price of $10.00 per unit, with each unit consisting of one share of Class A Common Stock and one-half of one Public Warrant.
The following table includes information relating to the shares of Class A Common Stock and Warrants offered hereby, including the purchase price each category of Selling Securityholder paid for its securities and the potential profit relating to such securities. The following table is in part based off OppFi’s internal records and is for illustrative purposes only. Investors who purchased our Class A Common Stock or Public Warrants on the NYSE following the Business Combination may not experience a similar rate of return on the securities they purchased due to differences in the purchase prices they have paid and the current trading price of our Class A Common Stock or Public Warrants.

Selling Securityholder	Number of Offered Securities		Effective Purchase Price per Offered Security		Potential Profit per Offered Securities (1)
Shares Underlying Sponsor Warrants	2,448,768		$12.50	(2)	*
Underwriter Shares	59,438		$0.00		$3.62
Shares Underlying Underwriter Warrants	53,491		$11.50	(3)	*
Shares in exchange for Retained OppFi Units	91,855,491	(4)	$10.00	(5)	(5)
Shares Underlying $15 Exercise Price Warrants	912,500		$15.10	(6)	*
Underwriter Warrants	53,491		$0.00		$0.15
Shares Underlying Public Warrants	11,887,500		$11.50	(7)	*
__________________
*Represents no potential profit per share or a potential loss per share based on illustrative market price
(1)Based on the closing price of our Class A Common Stock and Public Warrants on March 6, 2024 of $3.62 and $0.15, respectively.
(2)Includes the purchase price of $1.00 per Sponsor Warrant and the exercise price of $11.50 per share.
(3)Includes the exercise price of $11.50 per share.
(4)Includes 91,629,094 shares of Class A Common Stock issuable to the Members upon exchange of the Retained OppFi Units and 226,397 shares of Class A Common Stock held by certain Members, previously acquired upon exchange of Retained OppFi Units.

(5)At the closing of the Business Combination, Retained OppFi Units were allocated to the Members based on their ownership interest in OppFi-LLC at an assumed price of $10.00 per Retained OppFi Unit. The Company is unable to quantify the actual consideration paid by each holder of Retained OppFi Units for their ownership interest in OppFi-LLC and thus is unable to calculate the potential profit per share or a potential loss per share based on illustrative market price.
(6)Includes the purchase price of $0.10 per $15 exercise price warrant and the exercise price of $15.00 per share.
(7)Includes the exercise price of $11.50 per share, and assumes no portion of the $10.00 per unit paid in connection with the IPO was allocated to the Public Warrants.
The shares of Class A Common Stock being offered for resale pursuant to this prospectus represent approximately 85% of our total issued and outstanding Common Stock as of March 6, 2024, assuming and after giving effect to the issuance of Class A Common Stock upon exercise of all outstanding Warrants offered hereby and all the Warrants, the underlying shares of which are offered hereby, and the conversion of all Class V Common Stock into Class A Common Stock. The Selling Securityholders may be able to sell all of their shares registered for resale hereunder for so long as the registration statement of which this prospectus forms a part is available for use. Given the substantial number of securities being registered for potential resale by the Selling Securityholders pursuant to the registration statement of which this prospectus is a part, the sale of such securities by the Selling Securityholders, or the perception in the market that the Selling Securityholders may or intend to sell all or a significant portion of such securities, could increase the volatility of the market price of our Class A Common Stock and Public Warrants or result in a significant decline in the public trading price of our Class A Common Stock and Public Warrants.
A decline in the market price of our Class A Common Stock, resulting from the sale of all or substantial amounts of the Class A Common Stock or Warrants being offered by this prospectus, or the perception in the market that the Selling Securityholders may or intend to sell all or a significant portion of such securities, could adversely affect our ability to issue additional securities to raise additional capital on acceptable terms at a time that we deem appropriate or at all in the future. See “Risk Factors” for more details.
We may receive up to $179.2 million from the exercise of the Warrants offered hereby and all Warrants, the underlying shares of which are offered hereby, assuming the exercise in full of such Warrants for cash, but not from the sale of the shares of Class A Common Stock issuable upon such exercise. As of the date of this prospectus, our Warrants are “out-of-the money,” which means that the trading price of the shares of our Class A Common Stock underlying our Warrants is below the applicable exercise price of the Warrants. For so long as the Warrants remain “out-of-the money,” we do not expect warrant holders to exercise their Warrants. Therefore, any cash proceeds that we may receive in relation to the exercise of such securities will be dependent on the trading price of our Class A Common Stock. We expect to use the net proceeds from the exercise of the Warrants, if any, for general corporate and working capital purposes, although we believe that our unrestricted cash, undrawn debt and funds from operating income should be sufficient to meet our working capital and capital expenditure requirements for a period of at least 12 months from the date of this prospectus.

RISK FACTORS
Investing in our securities involves risks. You should carefully review the risk factors contained under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and any risk factors that we may describe in our Quarterly Reports on Form 10-Q, or Current Reports on Form 8-K filed subsequently, which risk factors are incorporated by reference in this prospectus, the information contained under the heading “Cautionary Note Regarding Forward-Looking Statements” in this prospectus or under any similar heading in any applicable prospectus supplement or in any document incorporated herein or therein by reference, any specific risk factors discussed under the caption “Risk Factors” in any applicable prospectus supplement or in any document incorporated herein or therein by reference and the other information contained in, or incorporated by reference in, this prospectus or any applicable prospectus supplement before making an investment decision. The risks and uncertainties described in our SEC filings are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any such risks and uncertainties actually occur, our business, financial condition, results of operations, cash flows and prospects could be materially and adversely affected, the market price of our Common Stock and/or Public Warrants could decline, and you could lose all or part of your investment. See “Where You Can Find Additional Information,” “Incorporation by Reference” and “Cautionary Note Regarding Forward-Looking Statements.”
Certain existing stockholders purchased securities in the Company at a price below the current trading price of such securities, and may experience a positive rate of return based on the current trading price. Future investors in our Company may not experience a similar rate of return.
The Selling Securityholders acquired the outstanding securities offered for resale by this prospectus from us in private offerings at effective purchase prices ranging from $0.00 to $15.10 per share. On March 6, 2024, the last reported sale price of our Class A Common Stock as reported on the NYSE was $3.62 per share. Because the current market price of our Class A Common Stock is higher than the price certain Selling Securityholders paid for their securities, there is a higher likelihood that those Selling Securityholders will sell their shares pursuant to the registration statement of which this prospectus is a part. Given the relatively lower purchase price that some of our stockholders paid to acquire securities, as compared to the current trading price of our shares of Class A Common Stock, these stockholders in some instances will earn a positive rate of return on their investment, which may be a significant positive rate of return depending on the market price of our shares of Class A Common Stock at the time that such stockholders choose to sell their shares of Class A Common Stock. Investors who purchased our Class A Common Stock on the NYSE following the Business Combination may not experience a similar rate of return on the securities they purchased due to differences in the purchase prices they have paid and the current trading price of our Class A Common Stock. Based on the last reported sale price of our shares of Class A Common Stock on March 6, 2024 and the respective purchase prices of Class A Common Stock referenced above, the Selling Securityholders may receive potential profits of up to $3.62 per share.
As of the date of this prospectus, the Warrants are “out-of-the-money”, which means that the trading price of the shares of Class A Common Stock underlying the Warrants is below the respective exercise price of the Warrants. For so long as the Warrants remain “out-of-the-money,” we do not expect warrant holders to exercise their Warrants. Therefore, any cash proceeds that we may receive in relation to the exercise of such securities will be dependent on the trading price of our Class A Common Stock. There is no guarantee that the Warrants will be in the money prior to their expiration, and as such, the Warrants may have no value and expire worthless.
Sales of a substantial number of our securities in the public market by the Selling Securityholders and/or by our existing stockholders could cause the price of our Class A Common Stock and Warrants to decrease significantly.
The Selling Securityholders can resell, under this prospectus, up to 285,835 shares of our Class A Common Stock representing approximately 2% of our total outstanding Class A Common Stock as of the date of this prospectus, assuming no exercise of Warrants and no conversion of our Class V Voting Stock. The shares of Class A Common Stock being offered for resale pursuant to this prospectus represent approximately 85% of our total issued and outstanding Common Stock as of the date of this prospectus, assuming and after giving effect to the issuance of Class A Common Stock upon exercise of all outstanding Warrants offered hereby and all the Warrants, the underlying shares of which are offered hereby, and the conversion of all Class V Common Stock into Class A

Common Stock. The securities being offered in this prospectus represent a substantial percentage of our issued and outstanding Class A Common Stock and Public Warrants, and the sale of such securities in the public market by the Selling Securityholders, or the perception that those sales might occur, could increase the volatility of the market price of our Class A Common Stock and Public Warrants or result in a significant decline in the public trading price of our Class A Common Stock and/or Public Warrants. A decline in the market price of our securities could adversely affect our ability to issue additional securities to raise additional capital on acceptable terms at a time that we deem appropriate or at all in the future. We are unable to predict the effect that such sales may have on the prevailing market price of our Class A Common Stock and Public Warrants.
In addition, the Selling Securityholders acquired, or may acquire, the Class A Common Stock covered by this prospectus at prices ranging from $0.00 per share to $15.10 per share. By comparison, the offering price to public stockholders in the IPO, was $10.00 per unit, which consisted of one share and one-half of one Public Warrant. Accordingly, certain Selling Securityholders may realize a positive rate of return on the sale of their shares offered by this prospectus even if the market price of Class A Common Stock is below $10.00 per share. Please see the section titled “Information Related to Offered Securities” for information about potential profits that may made by various Selling Securityholders on the sales of the securities they hold.
TGS Capital and LTHS Capital hold an aggregate controlling interest of the Company’s outstanding common stock and will be able to sell a substantial portion of their shares pursuant to this prospectus.
TGS Capital and LTHS Capital, each a beneficial owner of over 30% of our outstanding common stock, will be able to sell a substantial portion of their shares for so long as the registration statement of which this prospectus forms a part is available for use. Todd G. Schwartz, our Chief Executive Officer and Executive Chairman of the Board, is the general partner of TGS Capital and may be deemed to beneficially own the securities held by TGS Capital and Theodore Schwartz, a director of our Company, is the general partner of LTHS Capital and may be deemed to beneficially own the securities held by LTHS Capital. Although neither insider has any plans to sell his interest, the sale of securities in the public market by such insider, or the perception that those sales might occur, could increase the volatility of the market price of our Class A Common Stock or result in a significant decline in the public trading price of our Class A Common Stock. In addition, the potential sale of the aggregate controlling interest to a third party may adversely affect our business and results of operations because we may become subject to the control of a presently unknown third party, which may result in a change of management and business policy. Further, such third-party may have conflicts of interest with those of other stockholders.
There is no guarantee that the Warrants will ever be in the money, and they may expire worthless and the terms of our Warrants may be amended.
The exercise price for our Warrants (other than the $15 Exercise Price Warrants) is $11.50 per share of Class A Common Stock, and the exercise price of the $15 Exercise Price Warrants is $15 per share of Class A Common Stock. There is no guarantee that the Warrants will ever be in the money prior to their expiration, and as such, the Warrants may expire worthless.
Our Warrants have been issued under a Warrant Agreement between the Warrant Agent and us. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants. Accordingly, we may amend the terms of the Public Warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding Public Warrants approve of such amendment. Although our ability to amend the terms of the Public Warrants with the consent of at least 50% of the then outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Warrants, convert the Warrants into cash or stock (at a ratio different than initially provided), shorten the exercise period or decrease the number of shares of Class A Common Stock purchasable upon exercise of a Warrant.

USE OF PROCEEDS
All of the securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.
Assuming the cash exercise of all outstanding Warrants offered hereby and all Warrants, the underlying shares of which are offered hereby, we will receive an aggregate of approximately $179.2 million from the exercise of such Warrants. We expect to use the net proceeds from the exercise of the Warrants, if any, for working capital and general corporate purposes, which may include potential acquisitions. We will have broad discretion over the use of any proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants. To the extent that any Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.
We do not believe it is likely that a Warrant holder would elect to exercise Warrants when our Class A Common Stock is trading below $11.50, or $15.00 in the case of the $15 Exercise Price Warrants, and any cash proceeds that would be received by the Company is dependent on the trading price of the Class A Common Stock underlying the Warrants. We do not believe that the Warrant holders’ failure to exercise Warrants for cash would have a material impact on our liquidity, financial position or result of operations.
The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

DETERMINATION OF OFFERING PRICE
The offering price of the shares of Class A Common Stock underlying the Warrants offered hereby is determined by reference to the exercise price of the Warrants (other than the $15 Exercise Price Warrants) of $11.50 per share and by the exercise price of the $15 Exercise Price Warrant of $15 per share. The Public Warrants are listed on the NYSE under the symbol “OPFI WS.”
We cannot currently determine the price or prices at which shares of our Class A Common Stock or Warrants may be resold by the Selling Securityholders under this prospectus.

SELLING SECURITYHOLDERS
This prospectus relates to the possible offer and resale by the Selling Securityholders of (i) up to 95,329,688 shares of Class A Common Stock (including 285,835 outstanding shares of Class A Common Stock, 3,414,759 shares of Class A Common Stock that may be issued upon exercise of the Private Placement Warrants and 91,629,094 shares of Class A Common Stock issuable upon exchange of 91,629,094 Retained OppFi Units pursuant to the Exchange Rights (and the surrender and cancellation of a corresponding number of shares of Class V Common Stock)); and (ii) up to 53,491 Private Placement Warrants.
The Selling Securityholders may from time to time offer and sell any or all of the shares of Class A Common Stock and Warrants set forth below pursuant to this prospectus. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the Selling Securityholders’ interest in the shares of Class A Common Stock or Warrants after the date of this prospectus such that registration rights shall apply to those securities.
The Selling Securityholders acquired the shares of Class A Common Stock and Private Placement Warrants from us in private offerings, each pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering. Pursuant to the Investor Rights Agreement and the Warrant Agreement, we agreed to file a registration statement with the SEC for the purposes of registering for resale certain of the shares of our Class A Common Stock, and the Private Placement Warrants (and shares of Class A Common Stock that may be issued upon exercise of the Private Placement Warrants), issued to the Selling Securityholders, as further detailed in “Certain Relationships with Selling Securityholders” below.
The following table sets forth, based on written representations from the Selling Securityholders, certain information as of March 6, 2024 regarding the beneficial ownership of our Common Stock and Private Placement Warrants by the Selling Securityholders and the shares of Class A Common Stock and Private Placement Warrants being offered by the Selling Securityholders. The Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. Any changed or new information given to us by the Selling Securityholders, including regarding the identity of, and the securities held by, each Selling Securityholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary.
The applicable percentage ownership of Class A Common Stock is based on approximately 19,293,276 shares of Class A Common Stock and 91,629,094 shares of Class V Voting Stock outstanding as of March 6, 2024. The applicable percentage ownership of the Private Placement Warrants is based on 3,451,937 Private Placement Warrants outstanding as of March 6, 2024. Information with respect to shares of Common Stock and Private Placement Warrants owned beneficially after the offering assumes (i) the sale of all of the shares of Class A Common Stock and Private Placement Warrants offered under this prospectus and no other purchases or sales of our Common Stock or Private Placement Warrants and (ii) the exercise of all Private Placement Warrants, the underlying shares of which are offered hereby. The Selling Securityholders may offer and sell some, all or none of the shares of Class A Common Stock or Private Placement Warrants, as applicable.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the Selling Securityholders have sole voting and investment power with respect to all shares of Common Stock that they beneficially own, subject to applicable community property laws.

Up to 11,887,500 shares of Class A Common Stock issuable upon exercise of the Public Warrants are not included in the table below, unless specifically indicated in the footnotes therein.

	Shares of Common Stock Beneficially Owned Prior to Offering	Private Placement Warrants Beneficially Owned Prior to Offering	Shares of Class A Common Stock Offered	Private Placement Warrants Offered	Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold		Private Placement Warrants Beneficially Owned After the Offered Private Placement Warrants are Sold
Name of Selling Securityholder					Number	Percent	Number	Percent
Piper Sandler & Co.(1)	89,157	29,719	89,157	29,719	—	—	—	—
Ramnarain Jaigobind(2)	26,400	8,800	8,800	8,800	17,600	*	—	—
Chirag Choudhary(3)	7,924	2,641	2,641	2,641	5,283	*	—	—
Priyanka Mahajan(4)	9,271	3,090	3,090	3,090	6,181	*	—	—
Craig Skop(5)	4,591	1,530	1,530	1,530	3,061	*	—	—
Kevin Mangan(6)	10,431	3,477	3,477	3,477	6,954	*	—	—
Eric Lord(7)	12,036	4,012	4,012	4,012	8,024	*	—	—
Nelson Baquet(8)	268	89	89	89	179	*	—	—
Maria Robles(9)	133	44	44	44	89	*	—	—
Jeffrey Singer(10)	268	89	89	89	179	*	—	—
Atalaya Special Opportunities Fund (Cayman) VII LP(11)	60,342	—	60,342	—	—	—	—	—
Atalaya Special Opportunities Fund VII LP(12)	113,857	—	113,857	—	—	—	—	—
TGS Capital Group, LP(13)	33,788,494	—	33,788,494	—	—	—	—	—
DAV 513 Revocable Trust(14)	195,686	—	195,686	—	—	—	—	—
JSK Management Holdings, LLC(15)	782,744	—	782,744	—	—	—	—	—
LTHS Capital Group LP(16)	33,764,382	—	33,764,382	—	—	—	—	—
Ramble MCS Capital Group LP(17)	2,644,605	—	2,644,605	—	—	—	—	—
TGS MCS Capital Group LP(18)	2,644,605	—	2,644,605	—	—	—	—	—
Ramble Capital Group, LP(19)	4,673,737	—	4,673,737	—	—	—	—	—
Bruce Hammersley(20)	625,151	—	624,151	—	1,000	*	—	—
Ray Chay(21)	814,306	—	814,306	—	—	—	—	—
Jessica LaForte(22)	10,599	—	10,599	—	—	—	—	—
Inoh Choe(23)	9,255	—	9,255	—	—	—	—	—
Jeremiah Kaye(24)	8,023	—	8,023	—	—	—	—	—
CJ Newton(25)	10,955	—	10,955	—	—	—	—	—
Jared Kaplan(26)	5,600,989	—	5,054,780	—	546,209	*	—	—
Chris McKay(27)	2,259,416	—	1,969,218	—	290,198	*	—	—
John O’Reilly(28)	764,467	—	764,467	—	—	—	—	—
Carl Busse(29)	185,338	—	185,338	—	—	—	—	—
Matt Gomes(30)	14,433	—	14,433	—	—	—	—	—
Sean David-Bos(31)	27,737	—	27,682	—	55	*	—	—
Dan Altman(32)	49,382	—	44,433	—	4,949	*	—	—
Braden Davidson(33)	11,682	—	11,682	—	—	—	—	—
Natasha Anand(34)	44,433	—	44,433	—	—	—	—	—
Lane Kareska(35)	11,682	—	11,682	—	—	—	—	—
John McCormack(36)	68,702	—	44,433	—	24,269	*	—	—
Shiven Shah(37)	1,242,041	—	1,092,041	—	150,000	*	—	—
Dan Fell(38)	222,163	—	222,163	—	—	—	—	—
Sal Hazday(39)	931,050	—	931,050	—	—	—	—	—
Andy Pruitt(40)	680,330	—	680,330	—	—	—	—	—
Marv Gurevich(41)	115,158	—	54,772	—	60,386	*	—	—
Stacee Hasenbalg(42)	112,081	—	50,789	—	61,292	*	—	—
Karishma Buford(43)	73,866	—	73,866	—	—	—	—	—

	Shares of Common Stock Beneficially Owned Prior to Offering	Private Placement Warrants Beneficially Owned Prior to Offering	Shares of Class A Common Stock Offered	Private Placement Warrants Offered	Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold		Private Placement Warrants Beneficially Owned After the Offered Private Placement Warrants are Sold
Name of Selling Securityholder					Number	Percent	Number	Percent
Michael Garfinkel(44)	7,304	—	7,304	—	—	—	—	—
Vasili Gerogiannis(45)	172,911	—	167,747	—	5,164	*	—	—
Eric Hogberg(46)	28,307	—	28,307	—	—	—	—	—
Jeremy Lawler(47)	54,725	—	33,549	—	21,176	*	—	—
Deenadayalan Narayanaswamy(48)	52,421	—	52,421	—	—	—	—	—
Noelle Osterbur(49)	46,282	—	33,547	—	12,735	*	—	—
Mark Rogers(50)	7,580	—	7,580	—	—	—	—	—
Jeffrey Russo(51)	26,672	—	26,672	—	—	—	—	—
Andrew Wolford(52)	8,693	—	7,442	—	1,251	*	—	—
Catie Starr(53)	33,193	—	33,193	—	—	—	—	—
Jason Rosenthal(54)	2,888	—	2,888	—	—	—	—	—
Michelle Bess(55)	32,303	—	19,010	—	13,293	*	—	—
Elizabeth Simer(56)	53,078	—	12,498	—	40,580	*	—	—
Larry G Swets Jr.(57)	1,133,705	675,557	685,557	—	448,148	*	—	—
D. Kyle Cerminara(58)	792,119	675,557	675,557	—	116,562	*	—	—
Joseph Hugh Moglia(59)	1,173,023	675,557	675,557	—	497,466	*	—	—
Hassan Raza Baqar(60)	979,217	675,557	676,557	—	302,660	*	—	—
Nicholas Spencer Rudd(61)	157,043	35,000	41,000	—	116,043	*	—	—
Robert Christopher Weeks(62)	140,801	35,000	35,000	—	105,801	*	—	—
Evergreen Capital Management LLC(63)	59,489	59,489	59,489	—	—	—	—	—
Clayton A. Struve(64)	147,593	59,489	59,489	—	88,104	*	—	—
Metrolina Capital Investors LLC(65)	116,778	11,898	11,898	—	104,880	*	—	—
FG Reinsurance Ltd(66)	1,220,109	358,419	358,419	—	861,690	*	—	—
SL FG SPAC, LLC(67)	29,744	29,744	29,744	—	—	—	—	—
Ryan Turner(68)	36,243	23,334	23,334	—	12,909	*	—	—
Jeff L. Sutton(69)	28,334	23,334	23,334	—	5,000	*	—	—
Hassan Sajjad Baqar(70)	33,333	23,333	23,333	—	10,000	*	—	—
__________________
*Less than one percent
(1)Includes 59,438 shares of Class A Common Stock, 29,719 Warrants and an equal number of shares of Class A Common Stock underlying such Warrants registered hereunder, all of which were previously part of Underwriter Units.
(2)Includes 17,600 shares of Class A Common Stock not registered hereunder, and 8,800 Warrants and an equal number of shares of Class A Common Stock underlying such Warrants registered hereunder, all of which were previously part of Underwriter Units.
(3)Includes 5,283 shares of Class A Common Stock not registered hereunder, and 2,641 Warrants and an equal number of shares of Class A Common Stock underlying such Warrants registered hereunder, all of which were previously part of Underwriter Units.
(4)Includes 6,181 shares of Class A Common Stock not registered hereunder, and 3,090 Warrants and an equal number of shares of Class A Common Stock underlying such Warrants registered hereunder, all of which were previously part of Underwriter Units.
(5)Includes 3,061 shares of Class A Common Stock not registered hereunder, and 1,530 Warrants and an equal number of shares of Class A Common Stock underlying such Warrants registered hereunder, all of which were previously part of Underwriter Units.
(6)Includes 6,954 shares of Class A Common Stock not registered hereunder, and 3,477 Warrants and an equal number of shares of Class A Common Stock underlying such Warrants registered hereunder, all of which were previously part of Underwriter Units.
(7)Includes 8,024 shares of Class A Common Stock not registered hereunder, and 4,012 Warrants and an equal number of shares of Class A Common Stock underlying such Warrants registered hereunder, all of which were previously part of Underwriter Units.
(8)Includes 179 shares of Class A Common Stock not registered hereunder, and 89 Warrants and an equal number of shares of Class A Common Stock underlying such Warrants registered hereunder, all of which were previously part of Underwriter Units.
(9)Includes 89 shares of Class A Common Stock not registered hereunder, and 44 Warrants and an equal number of shares of Class A Common Stock underlying such Warrants registered hereunder, all of which were previously part of Underwriter Units.
(10)Includes 179 shares of Class A Common Stock not registered hereunder, and 89 Warrants and an equal number of shares of Class A Common Stock underlying such Warrants registered hereunder, all of which were previously part of Underwriter Units.
(11)Includes 60,342 shares of Class A Common Stock issuable upon the exchange of an equal number of Earnout Units and the surrender and cancellation of a corresponding number of shares of Class V Voting Stock, all of which shares of Class A Common Stock are registered hereunder. The Earnout Units are subject to certain restrictions and potential forfeiture pending the achievement of certain earnout targets under the Business Combination Agreement.
(12)Includes 113,857 shares of Class A Common Stock issuable upon the exchange of an equal number of Earnout Units and the surrender and cancellation of a corresponding number of shares of Class V Voting Stock, all of which shares of Class A Common Stock are registered hereunder. The Earnout Units are subject to certain restrictions and potential forfeiture pending the achievement of certain earnout targets under the Business Combination Agreement.
(13)Todd G. Schwartz, our Chief Executive Officer and Executive Chairman of the Board, is the general partner of TGS Capital Group, LP and may be deemed to beneficially own the securities held by TGS Capital Group, LP. Includes (i) 24,905,134 shares of Class A Common Stock issuable upon the exchange of an equal number of Retained OppFi Units pursuant to TGS Capital Group, LP’s Exchange Rights, and (ii) 8,883,360 shares of Class A Common Stock issuable upon the exchange of an equal number of Earnout Units issuable upon the surrender and cancellation of a corresponding number of shares of Class V Voting Stock pursuant to TGS Capital Group, LP’s Exchange Rights, all of which shares of Class A Common Stock are registered hereunder. The Earnout Units are subject to certain restrictions and potential forfeiture pending the achievement of certain earnout targets under the Business Combination Agreement. Excludes 91,629,094 shares of Class V Voting Stock held by OFS, which has sole voting power over such shares of Class V Voting Stock. OFS is wholly owned by TGS Revocable Trust, whose sole trustee is Mr. Schwartz. By virtue of these relationships, the reporting person may be deemed to have voting power over the shares of Class V Voting Stock held by OFS, and Mr. Schwartz disclaims beneficial ownership over the shares of Class V Voting Stock held by OFS except to the extent of his pecuniary interest therein.
(14)David Vennettilli, a director, is the sole trustee and sole beneficiary of DAV 513 Revocable Trust. Includes (i) 144,238 shares of Class A Common Stock issuable upon the exchange of an equal number of Retained OppFi Units pursuant to DAV 513 Revocable Trust’s Exchange Rights and (ii) 51,448 shares of Class A Common Stock issuable upon the exchange of an equal number of Earnout Units issuable upon the surrender and cancellation of a corresponding number of shares of Class V Voting Stock pursuant to DAV 513 Revocable Trust’s Exchange Rights, all of which shares of Class A Common Stock are registered hereunder. The Earnout Units are subject to certain restrictions and potential forfeiture pending the achievement of certain earnout targets under the Business Combination Agreement.
(15)Jared Kaplan, a former director and our former Chief Executive Officer, is the sole member of JSK Management Holdings, LLC (“JSK LLC”). Includes (i) 576,952 shares of Class A Common Stock issuable upon the exchange of an equal number of Retained OppFi Units pursuant to JSK LLC’s Exchange Rights and (ii) 205,792 shares of Class A Common Stock issuable upon the exchange of an equal number of Earnout Units issuable upon the surrender and cancellation of a corresponding number of shares of Class V Voting Stock pursuant to JSK LLC’s Exchange Rights, all of which shares of Class A Common Stock are registered hereunder. The Earnout Units are subject to certain restrictions and potential forfeiture pending the achievement of certain earnout targets under the Business Combination Agreement. Excludes 6,333,478 shares of Class A Common Stock issuable upon the exchange of an equal number of Retained OppFi Units held by OppFi Management Holdings, LLC (“OFMH”) (including 2,011,648 Earnout Units) pursuant to Mr. Kaplan’s Exchange Rights.
(16)Theodore Schwartz, a director, is the general partner of LTHS Capital Group LP and may be deemed to beneficially own the securities held by LTHS Capital Group LP. Includes (i) 24,887,359 shares of Class A Common Stock issuable upon the exchange of an equal number of Retained OppFi Units pursuant to LTHS Capital Group LP’s Exchange Rights and (ii) 8,877,023 shares of Class A Common Stock issuable upon the exchange of an equal number of Earnout Units issuable upon the surrender and cancellation of a corresponding number of shares of Class V Voting Stock pursuant to LTHS Capital Group LP’s Exchange Rights, all of which shares of Class A Common Stock are registered hereunder. The Earnout Units are subject to certain restrictions and potential forfeiture pending the achievement of certain earnout targets under the Business Combination Agreement.
(17)Tracy Ward may be deemed to beneficially own the securities held by Ramble MCS Capital Group LP. Includes (i) 1,949,309 shares of Class A Common Stock issuable upon the exchange of an equal number of Retained OppFi Units pursuant to Ramble MCS Capital Group LP’s Exchange Rights and (ii) 695,296 shares of Class A Common Stock issuable upon the exchange of an equal number of Earnout Units issuable upon the surrender and cancellation of a corresponding number of shares of Class V Voting Stock pursuant to Ramble MCS Capital Group LP’s Exchange Rights, all of which shares of Class A Common Stock are registered hereunder. The Earnout Units are subject to certain restrictions and potential forfeiture pending the achievement of certain earnout targets under the Business Combination Agreement.
(18)Todd G. Schwartz, our Chief Executive Officer and Executive Chairman of the Board, may be deemed to beneficially own the securities held by TGS MCS Capital Group LP. Includes (i) 1,949,309 shares of Class A Common Stock issuable upon the exchange of an equal number of Retained OppFi Units pursuant to TGS MCS Capital Group LP’s Exchange Rights and (ii) 695,296 shares of Class A Common Stock issuable upon the exchange of an equal number of Earnout Units issuable upon the surrender and cancellation of a corresponding number of shares of Class V Voting Stock pursuant to TGS MCS Capital Group LP’s Exchange Rights, all of which shares of Class A Common Stock are registered hereunder. The Earnout Units are subject to certain restrictions and potential forfeiture pending the achievement of certain earnout targets under the Business Combination Agreement.
(19)Tracy Ward may be deemed to beneficially own the securities held by Ramble Capital Group, LP. Includes (i) 3,444,961 shares of Class A Common Stock issuable upon the exchange of an equal number of Retained OppFi Units pursuant to Ramble Capital Group, LP’s Exchange Rights and (ii) 1,228,776 shares of Class A Common Stock issuable upon the exchange of an equal number of Earnout Units issuable upon the surrender and cancellation of a corresponding number of shares of Class V Voting Stock pursuant to Ramble Capital Group, LP’s Exchange Rights, all of which shares of Class A Common Stock are registered hereunder. The Earnout Units are subject to certain restrictions and potential forfeiture pending the achievement of certain earnout targets under the Business Combination Agreement.
(20)Includes (i) 460,055 shares of Class A Common Stock issuable upon the exchange of an equal number of Retained OppFi Units pursuant to Bruce Hammersley’s Exchange Rights and (ii) 164,096 shares of Class A Common Stock issuable upon the exchange of an equal number of Earnout Units issuable upon the surrender and cancellation of a corresponding number of shares of Class V Voting Stock pursuant to Bruce Hammersley’s Exchange Rights, all of which shares of Class A Common Stock are registered hereunder. Also includes 1,000 shares of Class A Common Stock not registered hereunder.
(21)Includes (i) 573,289 shares of Class A Common Stock issuable upon the exchange of an equal number of Retained OppFi Units pursuant to Ray Chay’s Exchange Rights and (ii) 241,017 shares of Class A Common Stock issuable upon the exchange of an equal number of Earnout Units issuable upon the surrender and cancellation of a corresponding number of shares of Class V Voting Stock pursuant to Ray Chay’s Exchange Rights, all of which shares of Class A Common Stock are registered hereunder.

(22)Includes 10,599 shares of Class A Common Stock issuable upon the exchange of an equal number of Earnout Units issuable upon the surrender and cancellation of a corresponding number of shares of Class V Voting Stock pursuant to Jessica LaForte’s Exchange Rights, all of which shares of Class A Common Stock are registered hereunder.
(23)Includes (i) 6,822 shares of Class A Common Stock issuable upon the exchange of an equal number of Retained OppFi Units pursuant to Inoh Choe’s Exchange Rights and (ii) 2,433 shares of Class A Common Stock issuable upon the exchange of an equal number of Earnout Units issuable upon the surrender and cancellation of a corresponding number of shares of Class V Voting Stock pursuant to Inoh Choe’s Exchange Rights, all of which shares of Class A Common Stock are registered hereunder.
(24)Includes (i) 5,914 shares of Class A Common Stock issuable upon the exchange of an equal number of Retained OppFi Units pursuant to Jeremiah Kaye’s Exchange Rights and (ii) 2,109 shares of Class A Common Stock issuable upon the exchange of an equal number of Earnout Units issuable upon the surrender and cancellation of a corresponding number of shares of Class V Voting Stock pursuant to Jeremiah Kaye’s Exchange Rights, all of which shares of Class A Common Stock are registered hereunder.
(25)Includes 10,955 shares of Class A Common Stock issuable upon the exchange of an equal number of Earnout Units issuable upon the surrender and cancellation of a corresponding number of shares of Class V Voting Stock pursuant to CJ Newton’s Exchange Rights, all of which shares of Class A Common Stock are registered hereunder.
(26)Jared Kaplan is a former director and our former Chief Executive Officer. Includes (i) 3,043,132 shares of Class A Common Stock issuable upon the exchange of an equal number of Retained OppFi Units held by OFMH pursuant to Mr. Kaplan’s Exchange Rights and (ii) 2,011,648 shares of Class A Common Stock issuable upon the exchange of an equal number of Earnout Units held by OFMH issuable upon the surrender and cancellation of a corresponding number of shares of Class V Voting Stock pursuant to Mr. Kaplan’s Exchange Rights, all of which shares of Class A Common Stock are registered hereunder. The Earnout Units are subject to certain restrictions and potential forfeiture pending the achievement of certain earnout targets under the Business Combination Agreement. Also includes (i) 46,209 shares of Class A Common Stock and (ii) options to purchase 500,000 shares of Class A Common Stock that are fully vested, all of which shares of Class A Common Stock are not registered hereunder. Excludes 782,744 shares of Class A Common Stock issuable upon the exchange of an equal number of Retained OppFi Units held by JSK (including 205,792 Earnout Units) pursuant to Mr. Kaplan’s Exchange Rights.
(27)Includes (i) 1,451,489 shares of Class A Common Stock issuable upon the exchange of an equal number of Retained OppFi Units held by OFMH pursuant to Chris McKay’s Exchange Rights and (ii) 517,729 shares of Class A Common Stock issuable upon the exchange of an equal number of Earnout Units held by OFMH issuable upon the surrender and cancellation of a corresponding number of shares of Class V Voting Stock pursuant to Mr. McKay’s Exchange Rights, all of which shares of Class A Common Stock are registered hereunder. Also includes (i) 34,884 shares of Class A Common Stock, (ii) 5,314 shares of Class A Common Stock underlying restricted stock units that vest within 60 days of March 6, 2024 and (iii) options to purchase 250,000 shares of Class A Common Stock that are fully vested, all of which shares of Class A Common Stock are not registered hereunder.
(28)Includes (i) 508,252 shares of Class A Common Stock issuable upon the exchange of an equal number of Retained OppFi Units held by OFMH pursuant to John O’Reilly’s Exchange Rights and (ii) 256,215 shares of Class A Common Stock issuable upon the exchange of an equal number of Earnout Units held by OFMH issuable upon the surrender and cancellation of a corresponding number of shares of Class V Voting Stock pursuant to Mr. O’Reilly’s Exchange Rights, all of which shares of Class A Common Stock are registered hereunder.
(29)Includes (i) 136,611 shares of Class A Common Stock issuable upon the exchange of an equal number of Retained OppFi Units held by OFMH pursuant to Carl Busse’s Exchange Rights and (ii) 48,727 shares of Class A Common Stock issuable upon the exchange of an equal number of Earnout Units held by OFMH issuable upon the surrender and cancellation of a corresponding number of shares of Class V Voting Stock pursuant to Mr. Busse’s Exchange Rights, all of which shares of Class A Common Stock are registered hereunder.
(30)Includes (i) 2,751 shares of Class A Common Stock issuable upon the exchange of an equal number of Retained OppFi Units held by OFMH pursuant to Matt Gomes’ Exchange Rights and (ii) 11,682 shares of Class A Common Stock issuable upon the exchange of an equal number of Earnout Units held by OFMH issuable upon the surrender and cancellation of a corresponding number of shares of Class V Voting Stock pursuant to Mr. Gomes’ Exchange Rights, all of which shares of Class A Common Stock are registered hereunder.
(31)Includes (i) 16,000 shares of Class A Common Stock issuable upon the exchange of an equal number of Retained OppFi Units held by OFMH pursuant to Sean David-Bos’ Exchange Rights and (ii) 11,682 shares of Class A Common Stock issuable upon the exchange of an equal number of Earnout Units held by OFMH issuable upon the surrender and cancellation of a corresponding number of shares of Class V Voting Stock pursuant to Mr. David-Bos’ Exchange Rights, all of which shares of Class A Common Stock are registered hereunder. Also includes 55 shares of Class A Common Stock not registered hereunder.
(32)Includes (i) 32,751 shares of Class A Common Stock issuable upon the exchange of an equal number of Retained OppFi Units held by OFMH pursuant to Dan Altman’s Exchange Rights and (ii) 11,682 shares of Class A Common Stock issuable upon the exchange of an equal number of Earnout Units held by OFMH issuable upon the surrender and cancellation of a corresponding number of shares of Class V Voting Stock pursuant to Mr. Altman’s Exchange Rights, all of which shares of Class A Common Stock are registered hereunder. Also includes 4,949 shares of Class A Common Stock not registered hereunder.
(33)Includes 11,682 shares of Class A Common Stock issuable upon the exchange of an equal number of Earnout Units held by OFMH issuable upon the surrender and cancellation of a corresponding number of shares of Class V Voting Stock pursuant to Mr. Davidson’s Exchange Rights, all of which shares of Class A Common Stock are registered hereunder.
(34)Includes (i) 32,751 shares of Class A Common Stock issuable upon the exchange of an equal number of Retained OppFi Units held by OFMH pursuant to Natasha Anand’s Exchange Rights and (ii) 11,682 shares of Class A Common Stock issuable upon the exchange of an equal number of Earnout Units held by OFMH issuable upon the surrender and cancellation of a corresponding number of shares of Class V Voting Stock pursuant to Ms. Anand’s Exchange Rights, all of which shares of Class A Common Stock are registered hereunder.
(35)Includes 11,682 shares of Class A Common Stock issuable upon the exchange of an equal number of Earnout Units held by OFMH issuable upon the surrender and cancellation of a corresponding number of shares of Class V Voting Stock pursuant to Lane Kareska’s Exchange Rights, all of which shares of Class A Common Stock are registered hereunder.
(36)Includes (i) 32,751 shares of Class A Common Stock and (ii) 11,682 shares of Class A Common Stock issuable upon the exchange of an equal number of Earnout Units held by OFMH issuable upon the surrender and cancellation of a corresponding number of shares of Class V Voting Stock pursuant to Mr. McCormack’s Exchange Rights, all of which shares of Class A Common Stock are registered hereunder. Also includes (i) 20,461 shares of Class A Common Stock and (ii) 3,808 shares of Class A Common Stock underlying restricted stock units that vest within 60 days of March 6, 2024 that are not registered hereunder.

(37)Shiven Shah is our former Chief Financial Officer. Includes (i) 23,809 shares of Class A Common Stock registered hereunder, (ii) 600,000 shares of Class A Common Stock issuable upon the exchange of an equal number of Retained OppFi Units held by OFMH pursuant to Mr. Shah’s Exchange Rights and (iii) 468,232 shares of Class A Common Stock issuable upon the exchange of an equal number of Earnout Units held by OFMH issuable upon the surrender and cancellation of a corresponding number of shares of Class V Voting Stock pursuant to Mr. Shah’s Exchange Rights, all of which shares of Class A Common Stock are registered hereunder. The Earnout Units are subject to certain restrictions and potential forfeiture pending the achievement of certain earnout targets under the Business Combination Agreement. Also includes options to purchase 150,000 shares of Class A Common Stock that are fully vested, all of which shares of Class A Common Stock are not registered hereunder.
(38)Includes (i) 1,000 shares of Class A Common Stock, (ii) 162,754 shares of Class A Common Stock issuable upon the exchange of an equal number of Retained OppFi Units held by OFMH pursuant to Dan Fell’s Exchange Rights and (iii) 58,409 shares of Class A Common Stock issuable upon the exchange of an equal number of Earnout Units held by OFMH issuable upon the surrender and cancellation of a corresponding number of shares of Class V Voting Stock pursuant to Mr. Fell’s Exchange Rights, all of which shares of Class A Common Stock are registered hereunder.
(39)Sal Hazday is our former Chief Operating Officer. Includes (i) 638,405 shares of Class A Common Stock issuable upon the exchange of an equal number of Retained OppFi Units held by OFMH pursuant to Mr. Hazday’s Exchange Rights and (ii) 292,645 shares of Class A Common Stock issuable upon the exchange of an equal number of Earnout Units held by OFMH issuable upon the surrender and cancellation of a corresponding number of shares of Class V Voting Stock pursuant to Mr. Hazday’s Exchange Rights, all of which shares of Class A Common Stock are registered hereunder.
(40)Includes (i) 100,000 shares of Class A Common Stock, (ii) 378,967 shares of Class A Common Stock issuable upon the exchange of an equal number of Retained OppFi Units held by OFMH pursuant to Andy Pruitt’s Exchange Rights and (iii) 201,363 shares of Class A Common Stock issuable upon the exchange of an equal number of Earnout Units held by OFMH issuable upon the surrender and cancellation of a corresponding number of shares of Class V Voting Stock pursuant to Mr. Pruitt’s Exchange Rights, all of which shares of Class A Common Stock are registered hereunder.
(41)Includes 54,772 shares of Class A Common Stock issuable upon the exchange of an equal number of Earnout Units held by OFMH issuable upon the surrender and cancellation of a corresponding number of shares of Class V Voting Stock pursuant to Mr. Gurevich’s Exchange Rights, all of which shares of Class A Common Stock are registered hereunder. Also includes (i) 8,075 shares of Class A Common Stock, (ii) 2,311 shares of Class A Common Stock underlying restricted stock units that vest within 60 days of March 6, 2024 and (iii) options to purchase 50,000 shares of Class A Common Stock that are fully vested, all of which shares of Class A Common Stock are not registered hereunder.
(42)Includes 50,789 shares of Class A Common Stock issuable upon the exchange of an equal number of Earnout Units held by OFMH issuable upon the surrender and cancellation of a corresponding number of shares of Class V Voting Stock pursuant to Ms. Hasenbalg’s Exchange Rights, all of which shares of Class A Common Stock are registered hereunder. Also includes (i) 8,981 shares of Class A Common Stock, (ii) 2,311 shares of Class A Common Stock underlying restricted stock units that vest within 60 days of March 6, 2024 and (iii) options to purchase 50,000 shares of Class A Common Stock that are fully vested, all of which shares of Class A Common Stock are not registered hereunder.
(43)Includes 73,866 shares of Class A Common Stock issuable upon the exchange of an equal number of Earnout Units held by OFMH issuable upon the surrender and cancellation of a corresponding number of shares of Class V Voting Stock pursuant to Ms. Buford’s Exchange Rights, all of which shares of Class A Common Stock are registered hereunder.
(44)Includes 7,304 shares of Class A Common Stock issuable upon the exchange of an equal number of Earnout Units held by OFMH issuable upon the surrender and cancellation of a corresponding number of shares of Class V Voting Stock pursuant to Mr. Garfinkel’s Exchange Rights, all of which shares of Class A Common Stock are registered hereunder.
(45)Includes (i) 123,644 shares of Class A Common Stock issuable upon the exchange of an equal number of Retained OppFi Units held by OFMH pursuant to Vasili Gerogiannis’ Exchange Rights and (ii) 44,103 shares of Class A Common Stock issuable upon the exchange of an equal number of Earnout Units held by OFMH issuable upon the surrender and cancellation of a corresponding number of shares of Class V Voting Stock pursuant to Mr. Gerogiannis’ Exchange Rights, all of which shares of Class A Common Stock are registered hereunder. Also includes 5,164 shares of Class A Common Stock not registered hereunder.
(46)Includes (i) 20,865 shares of Class A Common Stock issuable upon the exchange of an equal number of Retained OppFi Units held by OFMH pursuant to Eric Hogberg’s Exchange Rights and (ii) 7,442 shares of Class A Common Stock issuable upon the exchange of an equal number of Earnout Units held by OFMH issuable upon the surrender and cancellation of a corresponding number of shares of Class V Voting Stock pursuant to Mr. Hogberg’s Exchange Rights, all of which shares of Class A Common Stock are registered hereunder.
(47)Includes (i) 24,729 shares of Class A Common Stock issuable upon the exchange of an equal number of Retained OppFi Units held by OFMH pursuant to Jeremy Lawler’s Exchange Rights and (ii) 8,820 shares of Class A Common Stock issuable upon the exchange of an equal number of Earnout Units held by OFMH issuable upon the surrender and cancellation of a corresponding number of shares of Class V Voting Stock pursuant to Mr. Lawler’s Exchange Rights, all of which shares of Class A Common Stock are registered hereunder. Also includes (i) 18,489 shares of Class A Common Stock and (ii) 2,687 shares of Class A Common Stock underlying restricted stock units that vest within 60 days of March 6, 2024 that are not registered hereunder.
(48)Includes (i) 38,639 shares of Class A Common Stock issuable upon the exchange of an equal number of Retained OppFi Units held by OFMH pursuant to Deenadayalan Narayanaswamy’s Exchange Rights and (ii) 13,782 shares of Class A Common Stock issuable upon the exchange of an equal number of Earnout Units held by OFMH issuable upon the surrender and cancellation of a corresponding number of shares of Class V Voting Stock pursuant to Deenadayalan Narayanaswamy’s Exchange Rights, all of which shares of Class A Common Stock are registered hereunder.
(49)Includes (i) 24,727 shares of Class A Common Stock and (ii) 8,820 shares of Class A Common Stock issuable upon the exchange of an equal number of Earnout Units held by OFMH issuable upon the surrender and cancellation of a corresponding number of shares of Class V Voting Stock pursuant to Ms. Osterbur’s Exchange Rights, all of which shares of Class A Common Stock are registered hereunder. Also includes (i) 10,865 shares of Class A Common Stock and (ii) 1,870 shares of Class A Common Stock underlying restricted stock units that vest within 60 days of March 6, 2024 that are not registered hereunder.

(50)Includes 7,580 shares of Class A Common Stock issuable upon the exchange of an equal number of Earnout Units held by OFMH issuable upon the surrender and cancellation of a corresponding number of shares of Class V Voting Stock pursuant to Mr. Rogers’ Exchange Rights, all of which shares of Class A Common Stock are registered hereunder.
(51)Includes (i) 19,644 shares of Class A Common Stock and (ii) 7,028 shares of Class A Common Stock issuable upon the exchange of an equal number of Earnout Units held by OFMH issuable upon the surrender and cancellation of a corresponding number of shares of Class V Voting Stock pursuant to Mr. Russo’s Exchange Rights, all of which shares of Class A Common Stock are registered hereunder.
(52)Includes 7,442 shares of Class A Common Stock issuable upon the exchange of an equal number of Earnout Units held by OFMH issuable upon the surrender and cancellation of a corresponding number of shares of Class V Voting Stock pursuant to Mr. Wolford’s Exchange Rights, all of which shares of Class A Common Stock are registered hereunder. Also includes (i) 494 shares of Class A Common Stock and (ii) 757 shares of Class A Common Stock underlying restricted stock units that vest within 60 days of March 6, 2024 that are not registered hereunder.
(53)Includes (i) 24,466 shares of Class A Common Stock and (ii) 8,727 shares of Class A Common Stock issuable upon the exchange of an equal number of Earnout Units held by OFMH issuable upon the surrender and cancellation of a corresponding number of shares of Class V Voting Stock pursuant to Ms. Starr’s Exchange Rights, all of which shares of Class A Common Stock are registered hereunder.
(54)Includes 2,888 shares of Class A Common Stock issuable upon the exchange of an equal number of Earnout Units held by OFMH issuable upon the surrender and cancellation of a corresponding number of shares of Class V Voting Stock pursuant to Mr. Rosenthal’s Exchange Rights, all of which shares of Class A Common Stock are registered hereunder.
(55)Includes (i) 14,012 shares of Class A Common Stock issuable upon the exchange of an equal number of Retained OppFi Units held by OFMH pursuant to Michelle Bess’ Exchange Rights and (ii) 4,998 shares of Class A Common Stock issuable upon the exchange of an equal number of Earnout Units held by OFMH issuable upon the surrender and cancellation of a corresponding number of shares of Class V Voting Stock pursuant to Ms. Bess’ Exchange Rights, all of which shares of Class A Common Stock are registered hereunder. Also includes 13,293 shares of Class A Common Stock that are not registered hereunder.
(56)Includes 12,498 shares of Class A Common Stock issuable upon the exchange of an equal number of Earnout Units held by OFMH issuable upon the surrender and cancellation of a corresponding number of shares of Class V Voting Stock pursuant to Ms. Simer’s Exchange Rights, all of which shares of Class A Common Stock are registered hereunder. Also includes 40,580 shares of Class A Common Stock, all of which shares of Class A Common Stock are not registered hereunder.
(57)Includes (i) 448,148 shares of Class A Common Stock not registered hereunder, (ii) 10,000 shares of Class A Common Stock registered hereunder underlying an equal number of Public Warrants, (iii) 675,557 Private Placement Warrants not registered hereunder and (iv) 675,557 shares of Class A Common Stock registered hereunder underlying an equal number of Private Placement Warrants.
(58)Includes (i) 116,562 shares of Class A Common Stock not registered hereunder, (ii) 675,557 Private Placement Warrants not registered hereunder and (iii) 675,557 shares of Class A Common Stock registered hereunder underlying an equal number of Private Placement Warrants.
(59)Includes (i) 497,466 shares of Class A Common Stock not registered hereunder, (ii) 675,557 Private Placement Warrants not registered hereunder and (iii) 675,557 shares of Class A Common Stock registered hereunder underlying an equal number of Private Placement Warrants.
(60)Includes (i) 302,660 shares of Class A Common Stock not registered hereunder, (ii) 1,000 shares of Class A Common Stock registered hereunder underlying an equal number of Public Warrants, (iii) 675,557 Private Placement Warrants not registered hereunder and (iv) 675,557 shares of Class A Common Stock registered hereunder underlying an equal number of Private Placement Warrants.
(61)Includes (i) 116,043 shares of Class A Common Stock not registered hereunder, (ii) 6,000 shares of Class A Common Stock registered hereunder underlying an equal number of Public Warrants, (iii) 35,000 Private Placement Warrants not registered hereunder and (iv) 35,000 shares of Class A Common Stock registered hereunder underlying an equal number of Private Placement Warrants.
(62)Includes (i) 105,801 shares of Class A Common Stock not registered hereunder, (ii) 35,000 Private Placement Warrants not registered hereunder and (iii) 35,000 shares of Class A Common Stock registered hereunder underlying an equal number of Private Placement Warrants.
(63)Includes (i) 59,489 Private Placement Warrants not registered hereunder and (ii) 59,489 shares of Class A Common Stock registered hereunder underlying an equal number of Private Placement Warrants. Jeffrey Pazdro, Portfolio Manager of Evergreen Capital Management LLC, has discretionary authority to vote and dispose of the securities held by Evergreen Capital Management LLC and may be deemed to be the beneficial owner of these securities.
(64)Includes (i) 88,104 shares of Class A Common Stock not registered hereunder, (ii) 59,489 Private Placement Warrants not registered hereunder and (iii) 59,489 shares of Class A Common Stock registered hereunder underlying an equal number of Private Placement Warrants.
(65)Includes (i) 104,880 shares of Class A Common Stock not registered hereunder, (ii) 11,898 Private Placement Warrants not registered hereunder and (iii) 11,898 shares of Class A Common Stock registered hereunder underlying an equal number of Private Placement Warrants. R. Joseph Jackson serves as the managing member of Metrolina Capital Investors LLC and, as such, may be deemed to have beneficial ownership over the securities.
(66)Includes (i) 861,690 shares of Class A Common Stock not registered hereunder, (ii) 358,419 Private Placement Warrants not registered hereunder and (iii) 358,419 shares of Class A Common Stock registered hereunder underlying an equal number of Private Placement Warrants. FG Reinsurance Ltd. is a wholly owned subsidiary of FG Financial Group, Inc. (“FGF”). FGF is a publicly traded company listed on Nasdaq, and has the voting and dispositive power over these securities.
(67)Includes (i) 29,744 Private Placement Warrants not registered hereunder and (ii) 29,744 shares of Class A Common Stock registered hereunder underlying an equal number of Private Placement Warrants. Tom Peterson serves as the managing member of SL FG SPAC, LLC and, as such, may be deemed to have beneficial ownership over the securities.
(68)Includes (i) 12,909 shares of Class A Common Stock not registered hereunder, (ii) 23,334 Private Placement Warrants not registered hereunder and (iii) 23,334 shares of Class A Common Stock registered hereunder underlying an equal number of Private Placement Warrants.

(69)Includes (i) 5,000 shares of Class A Common Stock not registered hereunder, (ii) 23,334 Private Placement Warrants not registered hereunder and (iii) 23,334 shares of Class A Common Stock registered hereunder underlying an equal number of Private Placement Warrants.
(70)Includes (i) 10,000 shares of Class A Common Stock not registered hereunder, (ii) 23,333 Private Placement Warrants not registered hereunder and (iii) 23,333 shares of Class A Common Stock registered hereunder underlying an equal number of Private Placement Warrants.
Certain Relationships with Selling Securityholders
Founder Shares/Sponsor
On July 13, 2020, the Sponsor paid $30,000 to cover certain of FGNA’s offering costs in exchange for 6,468,750 Founder Shares, or approximately $0.005 per share. On August 7, 2020, the Sponsor transferred an aggregate of 1,250,000 Founder Shares to members of FGNA’s management and board of directors, resulting in the Sponsor holding 5,218,750 Founder Shares. The Founder Shares included an aggregate of up to 843,750 shares subject to forfeiture by the sponsor to the extent the Underwriters’ over-allotment was not exercised in full or in part. In connection with the partial exercise of the over-allotment option by the Underwriters, the Sponsor forfeited 525,000 Founder Shares on October 14, 2020, resulting in an aggregate of 5,943,750 Founder Shares outstanding.
Private Placement Units
Simultaneously with the closing of the IPO, pursuant to a units purchase agreement, FGNA completed the private sale of an aggregate of 462,500 private placement units (the “Private Placement Units”) to the Sponsor at a purchase price of $10.00 per Private Placement Unit, generating gross proceeds to FGNA of $4,625,000. The Private Placement Units were identical to the units sold in the IPO, except that the Sponsor agreed not to transfer, assign or sell any of the Private Placement Units, (except to certain permitted transferees) until 30 days after the Closing Date. In connection with the Closing, each Private Placement Unit separated into one share of Class A Common Stock and one half of a Private Placement Warrant. In addition, for as long as the Private Placement Warrants previously part of the Private Placement Units are held by the Sponsor or its permitted transferees, they (i) are not be redeemable by us, (ii) may be exercised by the holders on a cashless basis and (iii) will be entitled to registration rights.
Founder Warrants
Simultaneously with the closing of the IPO, pursuant to a founder warrants purchase agreement, FGNA completed the private sale of an aggregate of 3,848,750 warrants (the “Founder Warrants”) to the Sponsor at a purchase price of $1.00 per Founder Warrant, generating gross proceeds to FGNA of $3,848,750. The Founder Warrants are identical to the Public Warrants, except that the Founder Warrants, so long as they are held by the Sponsor or its permitted transferees, (i) are not redeemable by us, (ii) may be exercised by the holders on a cashless basis and (iii) will be entitled to registration rights.
$15 Exercise Price Warrants
Also simultaneously with the closing of the IPO, pursuant to a $15 exercise price purchase agreement, FGNA completed the private sale of an aggregate of 1,512,500 $15 Exercise Price Warrants to the Sponsor at a purchase price of $0.10 per $15 Exercise Price Warrant, generating gross proceeds to FGNA of $151,250. The $15 Exercise Price Warrants are identical to the Public Warrants, except that the $15 Exercise Price Warrants, so long as they are held by the Sponsor or its permitted transferees, (i) are not redeemable by us, (ii) may be exercised by the holders on a cashless basis, (iii) will be entitled to registration rights and (iv) will expire at 5:00 p.m. New York City Time ten years after the Closing Date.
Underwriter Units
Simultaneously with the closing of the IPO, pursuant to the Underwriting Agreement, FGNA completed the private placement of an aggregate of 118,875 Underwriter Units to the Underwriters in the IPO as consideration to the Underwriters under the Underwriting Agreement. The Underwriter Units were substantially identical to the units sold in the IPO. In connection with the Closing, each Underwriter Unit separated into one share of Class A Common Stock and one half of an Underwriter Warrant, except so long as the Underwriter Warrants are held by the Underwriters or their permitted transferees, they (i) will not be redeemable by us, (ii) may be exercised by the holders on a cashless basis, (iii) will be entitled to registration rights and (iv) for so long as they are held by the Underwriters, will not be exercisable more than five years from the effective date of the registration statement filed in connection with the IPO in accordance with FINRA Rule 5110(f)(2)(G)(i).
Amendment to the Sponsor Letter
In connection with the execution of the Business Combination Agreement, certain officers and directors of FGNA (including the Founder Holders), the Sponsor, FGNA, OppFi and the Members’ Representative entered into the Amended Sponsor Letter, pursuant to which, among other things, the Founder Holders agreed to waive any and all anti-dilution rights described in FGNA’s charter or otherwise with respect to the shares of Class A Common Stock (that formerly constituted shares of Class B Common Stock held by the Founder Holders) held by the Founder Holders that would have been implicated by the Business Combination such that the conversion of Class B Common Stock occurred on a one-for-one basis (and as more fully described in the Amended Sponsor Letter).
Waiver Letter
On July 15, 2021, the Company, OppFi-LLC, OFS and the Members’ Representative signed a letter agreement (the “Waiver Letter”), pursuant to which, among other things, OppFi-LLC agreed to waive the condition to Closing set forth in Section 8.1(c)(iii) of the Business Combination Agreement, which required there to be no less than $200,000,000 of Available Closing Cash (as defined in the Business Combination Agreement) at Closing, but only to the extent that Available Closing Cash was not less than $83,000,000, and to revise the form of the Investor Rights Agreement to permit the additional equity in the Company and OppFi-LLC issued in lieu of cash as a result of the foregoing waiver to be excluded from the lock-up provisions of the Investor Rights Agreement (in each case as more fully described in the Waiver Letter).
Sponsor Forfeiture Agreement
In connection with the signing of the Waiver Letter, on July 15, 2021, the Sponsor entered into the Sponsor Forfeiture Agreement with FGNA and OppFi, pursuant to which the Sponsor agreed to forfeit: (i) 2,500,000 shares of Class B Common Stock, (ii) 1,600,000 Founder Warrants and (iii) 600,000 $15.00 Exercise Price Warrants, held by it, immediately prior to and contingent upon the Closing.
Investor Rights Agreement
At the Closing, the Company, the Sponsor and the other Founder Holders, the Members, and certain other parties entered into the Investor Rights Agreement. Pursuant to the terms of the Investor Rights Agreement, among other things, (i) the Company, the Founder Holders and certain other parties terminated that certain Registration Rights Agreement, dated as of September 29, 2020, entered into by them in connection with FGNA’s initial public offering, (ii) the Members’ Representative will have the right to nominate five directors to the Board, subject to certain independence and holdings requirements, (iii) the Company agreed to provide certain registration rights for the shares of Class A Common Stock held by or issuable to the Members, the Founder Holders and certain other parties, and (iv) a certain Founder Holder and the Members agreed not to transfer, sell, assign, or otherwise dispose of the shares of Class A Common Stock and the OppFi Units held by such Founder Holder or such Members, as applicable, for twenty-four months and nine months, respectively, following the Closing, subject to certain exceptions, including with respect to shares of Class A Common Stock issuable upon the exchange of the Initial Shares.
Amended and Restated Limited Liability Company Agreement of OppFi
Immediately prior to the Closing, the Company, OppFi-LLC and the Members entered into the OppFi-LLC A&R LLCA, which, among other things, (i) provided for a recapitalization of the ownership structure of OppFi-LLC, whereby following the execution of the OppFi-LLC A&R LLCA, the ownership structure of OppFi-LLC consists solely of the OppFi Units, (ii) designated the Company as the sole manager of OppFi-LLC, (iii) provides that beginning on the nine month anniversary of the Closing (unless otherwise waived by the Company, or, with respect to the Initial Shares, following the registration under the Securities Act of such shares), the Members may exercise the Exchange Rights, and (iv) otherwise amended and restated the rights and preferences of the OppFi Units, in each case, as more fully described in the OppFi-LLC A&R LLCA.
The Exchange Rights entitle the Members to exchange each Retained OppFi Unit, subject to certain conditions, for either one share of Class A Common Stock or, at the election of the Company in its capacity as the sole manager of OppFi, the cash equivalent of the market value of one share of Class A Common Stock, and a share of Class V Voting Stock will be forfeited for each Retained OppFi Unit upon the exercise of Exchange Rights for each such Retained OppFi Unit. Accordingly, because 96,987,093 shares of Class V Voting Stock were issued for approximately $714,870,950 in consideration under the Business Combination Agreement, or approximately $7.37 per share of Class V Voting Stock, the shares of Class A Common Stock issuable under the Exchange Rights provided under the OppFi-LLC A&R LLCA will have an effective per share price of $7.37 per share.

DESCRIPTION OF SECURITIES
The following summary of the material terms of our securities is not intended to be a complete description of all of the rights and preferences of such securities. Because it is only a summary, it does not contain all of the information that may be important to you, and is qualified by reference to our Amended and Restated Charter, the Amended and Restated Bylaws, the Investor Rights Agreement and the Warrant Agreement. We urge you to read each of the Amended and Restated Charter, the Amended and Restated Bylaws, the Investor Rights Agreement and the Warrant Agreement in their entirety for a complete description of the rights and preferences of our securities.
Authorized and Outstanding Stock
On the Closing Date, FGNA’s amended and restated certificate of incorporation, dated July 16, 2020, was replaced by the Amended and Restated Charter, which authorized the issuance of 501,000,000 shares, consisting of 500,000,000 shares of Common Stock, including (i) 379,000,000 shares of Class A Common Stock, (ii) 6,000,000 shares of Class B Common Stock, and (iii) 115,000,000 shares of Class V Voting Stock, and 1,000,000 shares of preferred stock. The outstanding shares of our Common Stock are, and the shares of Common Stock issuable upon exercise of the Warrants or pursuant to the Exchange Rights will be, duly authorized, validly issued, fully paid and non-assessable.
As of March 6, 2024, there were 19,293,276 shares of Class A Common Stock, 0 shares of Class B Common Stock and 91,629,094 shares of Class V Voting Stock outstanding. We have also issued 15,339,437 warrants consisting of 11,887,500 Public Warrants and 3,451,937 Private Placement Warrants. No shares of preferred stock are currently outstanding.
Common Stock
Our Common Stock consists of shares of Class A Common Stock, Class B Common Stock and Class V Voting Stock.
Voting Power
Except as described below or otherwise required by law or the Amended and Restated Charter (including any preferred stock designation), the holders of Common Stock exclusively possess all voting power with respect to the Company. Except as described below or otherwise required by law or the Amended and Restated Charter (including any preferred stock designation), the holders of shares of Common Stock shall be entitled to one vote per share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote. Subject to the terms of the Investor Rights Agreement, and except as described below or otherwise required by law or the Amended and Restated Charter (including any preferred stock designation), at any annual or special meeting of the stockholders of the Company, holders of the Class A Common Stock, holders of the Class B Common Stock and holders of the Class V Voting Stock, voting together as a single class, shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or the Amended and Restated Charter (including any preferred stock designation), holders of shares of any series of Common Stock shall not be entitled to vote on any amendment to the Amended and Restated Charter (including any amendment to any preferred stock designation) that relates solely to the terms of one or more outstanding series of preferred stock or other series of Common Stock if the holders of such affected series of preferred stock or Common Stock, as applicable, are entitled exclusively, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Amended and Restated Charter (including any preferred stock designation) or the DGCL.
Additionally, pursuant to the Amended and Restated Charter: (i) special meetings of stockholders of the Company may be called (A) by the Chairman of the Board, (B) by the Chief Executive Officer of the Company, (C) by the Board pursuant to a resolution adopted by a majority of the Board and (D) at any time when the SCG Holders beneficially own, in the aggregate, 35% or more of the voting power of the capital stock of the Company entitled to vote generally in the election of directors, by a representative of the SCG Holders; (ii) at any time when the SCG Holders beneficially own, in the aggregate, less than 35% of the voting power of the capital stock of the Company entitled to vote generally in the election of directors, any action required or permitted to be taken by the Company’s stockholders must be effected at a duly called annual or special meeting of such holders and may not be effected by written consent of the Company’s stockholders, provided, however, that any action required or permitted to be taken by the holders of preferred stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of preferred stock; (iii) at any time when the SCG Holders beneficially own, in the aggregate, 35% or more of the voting power of the stock of the Company entitled to vote generally in the election of directors, any newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled by (A) the affirmative vote or written consent of the holders of at least a majority in voting power of all then outstanding shares of Common Stock, voting together as a single class, (B) the affirmative vote or written consent of a majority of the remaining directors then in office, even if less than a quorum or (C) a sole remaining director, and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal, provided, however, that at any time when the SCG Holders beneficially own, in the aggregate, less than 35% of the voting power of the stock of the Company entitled to vote generally in the election of directors, any such newly created directorships and vacancies shall be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders); and (iv) at any time when the SCG Holders beneficially own, in the aggregate, 35% or more of the voting power of the Company entitled to vote generally in the election of directors, any or all of the directors may be removed from office at any time, either with or without cause and only by the affirmative vote or written consent of the holders of at least a majority in voting power of all then outstanding shares of Common Stock, voting together as a single class, provided, however, that at any time when the SCG Holders beneficially own, in the aggregate, less than 35% of the voting power of the stock of the Company entitled to vote generally in the election of directors, any such director or all such directors may be removed at any time but only for cause and only by the affirmative vote or written consent of the holders of at least a majority in voting power of all then outstanding shares of Common Stock, voting together as a single class.
Class B Common Stock
All shares of Class B Common Stock converted into shares of Class A Common Stock one a one-for-one basis in connection with the Closing, and following the Closing, 6,000,000 shares of Class B Common Stock remained authorized with no shares of Class B Common Stock outstanding.
Dividends
Our “Economic Common Stock” means Class A Common Stock together with Class B Common Stock. Subject to applicable law, the rights, if any, of the holders of any outstanding series of preferred stock and the provisions of the Amended and Restated Charter, holders of shares of Economic Common Stock will be entitled to receive dividends and other distributions (payable in cash, property or capital stock of the Company), when, as and if declared thereon by our Board from time to time out of any assets or funds of the Company legally available therefor and shall share equally on a per share basis in such dividends and distributions. Dividends or distributions of cash, property or shares of capital stock of the Company may not be declared or paid on the Class V Voting Stock. Further, our ability to declare dividends is currently limited by restrictive covenants in connection with various credit facilities.
Liquidation, Dissolution and Winding Up
Subject to applicable law, the rights, if any, of the holders of any outstanding series of preferred stock and the provisions of the Amended and Restated Charter, in the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of the Company, after payment or provision for payment of the debts and other liabilities of the Company, the holders of shares of Economic Common Stock shall be entitled to receive all the remaining assets of the Company available for distribution to its stockholders, ratably in proportion to the number of shares of Economic Common Stock held by them. The holders of shares of Class V Voting Stock will not be entitled to receive, with respect of such shares, any assets of the Company in excess of the par value thereof, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.
Preemptive or Other Rights
Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our Common Stock.
Election of Directors
Our Board is divided into three classes, with only one class of directors being elected in each year and each class (except for those directors appointed prior to the first annual meeting of stockholders of the Company post-Business Combination) generally serving a three year term. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors, subject to the Investor Rights Agreement, as described below.
The Investor Rights Agreement provides that at each meeting at which directors are to be elected, the Company shall take such necessary action to include in the slate of nominees recommended by the Board for election as directors that will result in, if such directors are elected, (i) five directors chosen by the SCG Holders’ Representative as long as the SCG Holders have at least 50% of the voting power entitled to vote in the election of directors, (ii) four directors chosen by the SCG Holders’ Representative as long as the SCG Holders have at least 40% of the voting power entitled to vote in the election of directors, (iii) three directors chosen by the SCG Holders’ Representative as long as the SCG Holders have at least 30% of the voting power entitled to vote in the election of directors, (iv) two directors chosen by the SCG Holders’ Representative as long as the SCG Holders have at least 20% of the voting power entitled to vote in the election of directors and (v) one director chosen by the SCG Holders’ Representative as long as the SCG Holders have at least 5% of the voting power entitled to vote in the election of directors. For so long as the Company is a “controlled company” under the rules of the NYSE, the SCG Holders’ Representative will have the right to nominate a majority of each committee of the Board, and if the Company ceases to be a “controlled company” to nominate members of each committee proportional to the share of directors nominated by the SCG Holders.
Preferred Stock
The Amended and Restated Charter provides that shares of preferred stock may be issued from time to time in one or more series. Our Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board is able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.
Warrants
Public Stockholders’ Warrants
Each whole Public Warrant entitles the registered holder thereof to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, provided in each case that we have an effective registration statement under the Securities Act covering the shares of Class A Common Stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or we permit holders to exercise their Public Warrants on a cashless basis under the circumstances specified in the Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the Warrant Agreement, the holder of a Public Warrant may exercise its Public Warrants only for a whole number of shares of Class A Common Stock. This means only a whole Warrant may be exercised at a given time by the holder thereof. No fractional Public Warrants were issued upon separation of

FGNA’s units issued in the IPO, and only whole Public Warrants trade. Accordingly, unless a holder purchased at least two units, such holder will not be able to receive or trade a whole Public Warrant. The Public Warrants will expire five years after the Closing Date, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Common Stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Public Warrant will be exercisable, and we will not be obligated to issue shares of Class A Common Stock upon exercise of a Public Warrant, unless Class A Common Stock issuable upon such Public Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Public Warrant. In the event that a registration statement is not effective for the exercised Public Warrants, the purchaser of a unit containing such Public Warrant will have paid the full purchase price for the unit solely for the share of Class A Common Stock underlying such unit.
If during any period we fail to maintain an effective registration statement covering the shares of Class A Common Stock issuable upon exercise of the Public Warrants, the holders may exercise Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if our Class A Common Stock is at the time of any exercise of a Public Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
We may call the Public Warrants for redemption:
•in whole and not in part;
•at a price of $0.01 per Public Warrant;
•upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each Public Warrant holder; and
•if, and only if, the reported last sale price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the Public Warrant holders.
If and when the Public Warrants become redeemable by us for cash, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Public Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each Public Warrant holder will be entitled to exercise his, her or its Public Warrant prior to the scheduled redemption date. However, the price of the Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 Public Warrant exercise price after the redemption notice is issued.
If we call the Public Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its Public Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Public Warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of Public Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A Common Stock issuable upon the exercise of our Public Warrants. If our management takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their Public Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Public Warrants, multiplied by the difference between the exercise price of the Public Warrants and the “fair market value” (as defined in the next sentence) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A Common Stock for the ten trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A Common Stock to be received upon exercise of the Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Public Warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the Public Warrants after our initial business combination.
Private Placement Warrants
Each whole Private Placement Warrant entitles the registered holder thereof to purchase one share of Class A Common Stock at a price of either $11.50 per share (or $15.00 per share in the case of the $15 Exercise Price Warrants), subject to adjustment as discussed below. The Private Placement Warrants are comprised of the Sponsor Warrants, the Underwriter Warrants and the $15 Exercise Price Warrants, in each case as further described below.
Sponsor Warrants
The Sponsor Warrants, including the Class A Common Stock issuable upon exercise of the Sponsor Warrants, will not be redeemable by us so long as they are held by the Sponsor or its permitted transferees. The Sponsor or its permitted transferees have the option to exercise the Sponsor Warrants on a cashless basis as further described below. Except as described in this section, the Sponsor Warrants have terms and provisions that are identical to those of the Public Warrants. If the Sponsor Warrants are held by holders other than the Sponsor or its permitted transferees, the Sponsor Warrants will be redeemable by us for cash and exercisable by the holders on the same basis as the Public Warrants.
Underwriter Warrants
The Underwriter Warrants, including the Class A Common Stock issuable upon exercise of the Underwriter Warrants, (i) will not be redeemable by us and (ii) will not be exercisable more than five years from the effectiveness of the IPO registration statement in accordance with FINRA Rule 5110(f)(2)(G)(i), in each case so long as they are held by the Underwriters or their permitted transferees. The Underwriters or their permitted transferees have the option to exercise the Underwriter Warrants on a cashless basis as further described below. Except as described in this section, the Underwriter Warrants have terms and provisions that are identical to those of the Public Warrants. If the Underwriter Warrants are held by holders other than the Underwriters or their permitted transferees, the Underwriter Warrants will be redeemable by us for cash and exercisable by the holders on the same basis as the Public Warrants.
$15 Exercise Price Warrants
The $15 Exercise Price Warrants, including the Class A Common Stock issuable upon exercise of the $15 Exercise Price Warrants, will not be redeemable by us so long as they are held by the Sponsor or its permitted transferees. The Sponsor or its permitted transferees have the option to exercise the $15 Exercise Price Warrants on a cashless basis as further described below. The $15 Exercise Price Warrants will no longer be exercisable and will expire at 5:00 p.m. New York City Time ten years after the Closing Date. Except as described in this section, the $15 Exercise Price Warrants have terms and provisions that are identical to those of the Public Warrants. If the $15 Exercise Price Warrants are held by holders other than the Sponsor or its permitted transferees, the $15 Exercise Price Warrants will be redeemable by us for cash and exercisable by the holders on the same basis as the Public Warrants.

Cashless exercise
If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its Private Placement Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Private Placement Warrants, multiplied by the excess of the “fair market value” of our Class A Common Stock over the exercise price of the Warrants by (y) the fair market value. The “fair market value” will mean the average closing price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of Private Placement Warrants exercise is sent to the Warrant Agent. The reason that we have agreed that these Warrants will be exercisable on a cashless basis so long as they are held by Sponsor, the Company’s (or FGNA’s) officers and directors, the Underwriters or any of their permitted transferees is because it was not known at the time of issuance of the Warrants whether such holders would be affiliated with us following a business combination, whereby their ability to sell our securities in the open market would have been significantly limited.
Additional Terms Applicable to All Warrants
Under the Warrant Agreement, we have agreed that we will use our best efforts to maintain the effectiveness of the registration statement for the registration, under the Securities Act, of the Class A Common Stock issuable upon exercise of the Warrants and for the registration of the Private Placement Warrants, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the Warrant Agreement.
A holder of a Warrant (including Public Warrants and Private Placement Warrants) may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of Class A Common Stock outstanding immediately after giving effect to such exercise.
If the number of outstanding shares of Class A Common Stock is increased by a stock dividend payable in shares of Class A Common Stock, or by a split-up of shares of Class A Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering to holders of Class A Common Stock entitling holders to purchase shares of Class A Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) and (ii) one minus the quotient of (x) the price per share of Class A Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A Common Stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such Class A Common Stock (or other securities into which the Warrants are convertible), other than (a) as described above, or (b) certain ordinary cash dividends, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.
If the number of outstanding shares of our Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.
Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than those described above or that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of our Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within thirty days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants in order to determine and realize the option value component of the Warrant. This formula is to compensate the Warrant holder for the loss of the option value portion of the Warrant due to the requirement that the Warrant holder exercise the Warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.
The Warrants have been issued in registered form under the Warrant Agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part and contains a complete description of the terms and conditions applicable to the warrants. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public Warrants, and, solely with respect to any amendment to the terms of the private placement Warrants, a majority of the then outstanding private placement Warrants.
The Warrants may be exercised upon surrender of the Warrant certificate on or prior to the expiration date at the offices of the Warrant Agent, with the exercise form on the reverse side of the Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Warrants being exercised. The Warrant holders do not have the rights or privileges of holders of Class A Common Stock and any voting rights until they exercise their Warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Class A Common Stock to be issued to the Warrant holder.
Dividends
We have not paid any cash dividends on the Class A Common Stock to date and do not intend to pay any cash dividends in the foreseeable future. The payment of cash dividends in the future will be dependent upon our revenue and earnings, if any, capital requirements, liabilities and related reserves, and general financial condition. The payment of any cash dividends will be within the discretion of the Board from time to time and subject to applicable Delaware law. It is the present intention of the Board to retain all earnings, if any, for use in business operations and, accordingly, the Board does not anticipate declaring any dividends in the foreseeable future. Further, the Company’s ability to declare dividends is currently limited by restrictive covenants in connection with various credit facilities.
Transfer Agent and Warrant Agent
The transfer agent for our Common Stock is Continental Stock Transfer & Trust Company, who is also and Warrant Agent for our Warrants. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and Warrant Agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.
Anti-Takeover Provisions
Business Combinations with Interested Stockholders
The Amended and Restated Charter opts out of Section 203 of the DGCL, which prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with certain “interested stockholders” and their affiliates. In lieu of Section 203, the Amended and Restated Charter provides that the Company shall not engage in any business combination (as such term is defined in the Amended and Restated Charter), at any point in time at which the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (which, as defined in the Amended and Restated Charter, shall not include SCG or any of its affiliates, or any person that acquires (other than in a registered public offering) directly from SCG or any of its successors, any “group”, or any member of any such group, of which such persons are a member of under Rule 13d-5 of the Exchange Act beneficial ownership of fifteen percent (15%) or more of the then outstanding voting stock of the Company) for a period of three years following the time that such stockholder became an interested stockholder, unless: (i) prior to such time, the Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; or (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Company outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (A) persons who are directors and also officers of the Company and (B) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; (iii) at or subsequent to such time, the applicable business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Company that is not owned by the interested stockholder; or (iv) the stockholder became an interested stockholder inadvertently and (A) as soon as practicable divested itself of ownership of sufficient shares so that the stockholder ceased to be an interested stockholder and (B) was not, at any time within the three-year period immediately prior to a business combination between the Company and such stockholder, an interested stockholder but for the inadvertent acquisition of ownership, which provision of the Amended and Restated Charter may only be amended by the affirmative vote of at least 66 2/3% of all then outstanding shares of the Common Stock of the Company.

Authorized but Unissued Shares
Our authorized but unissued Common Stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Forum Selection Clause
The Amended and Restated Charter provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring any: (i) derivative action or proceeding brought on behalf of the Company; (ii) action asserting a claim of breach of fiduciary duty owed by any of our directors, officers or other employees or our stockholders; (iii) action asserting a claim against us, our directors, officers or employees arising pursuant to any provision of the DGCL or the Amended and Restated Charter or Amended and Restated Bylaws; or (iv) action asserting a claim against us, our directors, officers or employees governed by the internal affairs doctrine, and if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, except for, as to each of (i) through (iv) above, any claim (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following the determination), (B) that is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction.
Under the Securities Act, federal and state courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act.
This forum selection clause may also discourage claims or limit stockholders’ ability to submit claims in a judicial forum that they find favorable and may result in additional costs for a stockholder seeking to bring a claim. While we believe the risk of a court declining to enforce this forum selection clause is low, if a court were to determine the forum selection clause to be inapplicable or unenforceable in an action, we may incur additional costs in conjunction with our efforts to resolve the dispute in an alternative jurisdiction, which could have a negative impact on our results of operations and financial condition.
Notwithstanding the foregoing, the forum selection clause will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
Our Amended and Restated Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the company secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our Amended and Restated Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Rule 144
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted securities would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.
Persons who have beneficially owned restricted securities for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•1% of the total number of shares or other units of the class of securities then outstanding; or
•the average weekly reported trading volume of the class of securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and
•at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.
As of July 26, 2022, the Company satisfied all of the forgoing conditions, and Rule 144 became available for the resale of our securities. Rule 144 will continue to be available, as long as the Company remains subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and has filed all Exchange Act reports and material required to be filed under the Exchange Act.
Investor Rights Agreement
Pursuant to the terms of the Investor Rights Agreement, among other things, (i) the Company, the Founder Holders and certain other parties terminated that certain Registration Rights Agreement, dated as of September 29, 2020, entered into by them in connection with FGNA’s initial public offering, (ii) the Members’ Representative will have the right to nominate five directors to the Board, subject to certain independence and holdings requirements (see “Common Stock – Election of Directors” above), (iii) the Company agreed to provide certain registration rights for the shares of Class A Common Stock held by or issuable to the Members, the Founder Holders and certain other parties, and (iv) a certain Founder Holder and the Members agreed not to transfer, sell, assign, or otherwise dispose of the shares of Class A Common Stock and the OppFi Units held by such Founder Holder or such Members, as applicable, for twenty-four months and nine months, respectively, following the Closing, subject to certain exceptions, including with respect to shares of Class A Common Stock issuable upon the exchange of the Initial Shares.

PLAN OF DISTRIBUTION
We are registering the offering of up to 15,302,259 shares of our Class A Common Stock issuable upon the exercise of Public Warrants and Private Placement Warrants. We are also registering the resale of securities by the Selling Securityholders or their permitted transferees from time to time. The securities we are registering for resale will permit the Selling Securityholders to conduct public secondary trading of these securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale of the securities offered by this prospectus. We will receive up to an aggregate of approximately $179.2 million from the exercise of the Warrants offered hereby and the Warrants, the underlying shares of which are offered hereby, assuming the exercise in full of all of such Warrants for cash. The aggregate proceeds to the Selling Securityholders from the sale of the securities covered by this prospectus will be the purchase price of the securities less any discounts and commissions. We will not pay any brokers’ or underwriters’ discounts and commissions in connection with the registration and sale of the securities covered by this prospectus.
The Selling Securityholders may offer and sell, from time to time, their respective shares of Class A Common Stock and Private Placement Warrants covered by this prospectus. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Securityholders may sell their securities by one or more of, or a combination of, the following methods:
•purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
•ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•an over-the-counter distribution in accordance with the rules of the NYSE;
•through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;
•short sales;
•distribution to employees, members, limited partners or stockholders of the Selling Securityholders;
•through the writing or settlement of options or other hedging transaction, whether through an options exchange or otherwise;
•by pledge to secured debts and other obligations;
•delayed delivery arrangements;
•to or through underwriters or agents;
•in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;
•in privately negotiated transactions;
•in options transactions; and

•through a combination of any of the above methods of sale, as described below, or any other method permitted pursuant to applicable law.
In addition, any securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.
To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).
A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.
In offering the securities covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.
In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.
At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.
Certain agents, underwriters and dealers, and their associates and affiliates, may be customers of, have borrowing relationships with, engage in other transactions with, or perform services, including investment banking services, for us or one or more of our respective affiliates and/or the Selling Securityholders or one or more of its respective affiliates in the ordinary course of business for which they receive compensation.
A holder of Public Warrants or Private Placement Warrants may exercise its Public Warrants or Private Placement Warrants in accordance with the Warrant Agreement on or before the expiration date set forth therein by surrendering, at the office of the Warrant Agent, the certificate evidencing such Public Warrants or Private Placement Warrants, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of such Public Warrants or Private Placement Warrants, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.
We have agreed to indemnify the Selling Securityholders party to the Investor Rights Agreement against certain civil liabilities, including certain liabilities under the Securities Act or any other similar federal and state securities laws, relating to the registration of the shares of Class A Common Stock or Private Placement Warrants offered by them pursuant to this prospectus, and such Selling Securityholders will be entitled to contribution from us with respect to those liabilities. Each Selling Securityholder party to the Investor Rights Agreement has agreed to indemnify us against certain liabilities in connection with information furnished to us by each such Selling Securityholder, including liabilities under the Securities Act, and we will be entitled to contribution from such Selling Securityholders with respect to those liabilities. In addition, we or the Selling Securityholders party to the Investor Rights Agreement may provide agents and underwriters with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to those liabilities. For additional information regarding the Investor Rights Agreement, see the section entitled “Certain Relationships with Selling Securityholders – Investor Rights Agreement.”

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion is a summary of certain U.S. federal income tax considerations generally applicable to the ownership and disposition of our Class A Common Stock and Warrants, which we refer to collectively as our securities. This summary is based upon U.S. federal income tax law as of the date of this prospectus, which is subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, dealers or traders in securities, tax-exempt organizations(including private foundations), taxpayers that have elected mark-to-market accounting, S corporations, regulated investment companies, real estate investment trusts, mutual funds, passive foreign investment companies, controlled foreign corporations, U.S. Holders (as defined below) that will hold Class A Common Stock or Warrants as part of a straddle, hedge, conversion, or other integrated transaction for U.S. federal income tax purposes, expatriates or former long-term residents of the United States, or investors that have a functional currency other than the U.S. dollar), all of whom may be subject to tax rules that differ materially from those summarized below. This summary does not discuss other U.S. federal tax consequences (e.g., estate or gift tax), any state, local, or non-U.S. tax considerations or the Medicare tax or alternative minimum tax. In addition, this summary is limited to investors that will hold our securities as “capital assets” (generally, property held for investment) under the Code, and that acquire our Class A Common Stock and Warrants for cash pursuant to this prospectus. No ruling from the IRS has been or will be sought regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below.
For purposes of this summary, a “U.S. Holder” is a beneficial holder of our securities who or that, for U.S. federal income tax purposes is:
•an individual who is a U.S. citizen or resident of the United States;
•a corporation created in, or organized under the law of, the United States or any state or political subdivision thereof;
•an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or
•a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable U.S. Department of Treasury regulations (the “Treasury Regulations”) to be treated as a United States person for U.S. federal income tax purposes.
A “non-U.S.Holder” is a beneficial holder of our securities who or that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.
If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding our securities, you are urged to consult your tax advisor regarding the tax consequences of the ownership and disposition of our securities.
THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX OR LEGAL ADVICE. PROSPECTIVE HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF OUR SECURITIES, AS WELL AS THE APPLICATION OF ANY, STATE, LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS.

U.S. Federal Income Tax Considerations For U.S. Holders
Taxation of Distributions
If we pay distributions or make constructive distributions (other than certain distributions of our capital stock or rights to acquire our capital stock) to U.S. Holders of shares of our Class A Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A Common Stock and will be treated as described under “U.S. Federal Income Tax Considerations For U.S. Holders — Gain or Loss on Sale, Exchange or Other Disposition of Class A Common Stock” below.
Dividends we pay to a U.S. Holder that is a taxable corporation will generally qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder will generally constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate U.S. holders may be subject to tax on such dividend at ordinary income tax rates instead of the preferential rates that apply to qualified dividend income.
Gain or Loss on Sale, Exchange or Other Disposition of Class A Common Stock
A U.S. Holder generally will recognize gain or loss on the sale, exchange or other disposition of our Class A Common Stock. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Class A Common Stock so disposed of exceeds one year. The amount of gain or loss recognized will generally be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in its Class A Common Stock so disposed of. A U.S. Holder’s adjusted tax basis in its Class A Common Stock will generally equal the U.S. Holder’s acquisition cost for such Class A Common Stock (or, in the case of Class A Common Stock received upon exercise of a Warrant, the U.S. Holder’s initial basis for such Class A Common Stock, as discussed below), less any prior distributions treated as a return of capital. If a U.S. Holder receives Class A Common Stock in a taxable exchange for property other than cash, the U.S. Holder’s acquisition cost generally will be the fair market value of the Class A Common Stock received in the exchange. The deductibility of capital losses is subject to limitations. Long-term capital gains recognized by non-corporate U.S. Holders are generally eligible for reduced rates of tax. If the U.S. Holder’s holding period for the Class A Common Stock so disposed of is one year or less, any gain on a sale or other taxable disposition of the shares would be subject to short-term capital gain treatment and would be taxed at ordinary income tax rates. The deductibility of capital losses is subject to limitations.
Exercise of a Warrant
Except as discussed below with respect to the cashless exercise of a Warrant, a U.S. Holder generally will not recognize taxable gain or loss upon the exercise of a Warrant for cash. The U.S. Holder’s initial tax basis in the share of our Class A Common Stock received upon exercise of the Warrant will generally be an amount equal to the sum of the U.S. Holder’s acquisition cost of the Warrant and the exercise price of such Warrant. It is unclear whether a U.S. Holder’s holding period for the Class A Common Stock received upon exercise of the warrant would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; however, in either case the holding period will not include the period during which the U.S. Holder held the Warrants.
The tax consequences of a cashless exercise of a Warrant are not clear under current tax law. A cashless exercise may be nontaxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s initial tax basis in the Class A Common Stock received generally should equal the holder’s adjusted tax basis in the Warrant. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. Holder’s holding period for the Class A Common Stock would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; in either case, the holding period would not include the period during which the U.S. Holder held the Warrant. If, instead, the cashless exercise were treated as a recapitalization, the holding period of the Class A Common Stock generally would include the holding period of the Warrant.
It is also possible that a cashless exercise of a Warrant could be treated in part as a taxable exchange in which gain or loss is recognized. In such event, a U.S. Holder could be deemed to have surrendered a portion of the Warrants being exercised having a value equal to the exercise price of such Warrants in satisfaction of such exercise price. Although not free from doubt, such U.S. Holder generally should recognize capital gain or loss in an amount equal to the difference between the fair market value of the Warrants deemed surrendered to satisfy the exercise price and the U.S. Holder’s adjusted tax basis in such Warrants. In this case, a U.S. Holder’s initial tax basis in the Class A Common Stock received would equal the sum of the exercise price and the U.S. holder’s adjusted tax basis in the Warrants exercised. It is unclear whether a U.S. Holder’s holding period for the Class A Common Stock would commence on the date of exercise of the warrant or the day following the date of exercise of the Warrant; in either case, the holding period would not include the period during which the U.S. Holder held the Warrant. Due to the uncertainty and absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the Class A Common Stock received, there can be no assurance as to which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the tax consequences of a cashless exercise of a Warrant.
Sale, Exchange, Redemption or Expiration of a Warrant
Upon a sale, exchange (other than by exercise), redemption (other than a redemption for Class A Common Stock), or expiration of a Warrant, a U.S. Holder will recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition or expiration and (2) the U.S. Holder’s adjusted tax basis in the Warrant. A U.S. Holder’s adjusted tax basis in its Warrants will generally equal the U.S. Holder’s acquisition cost, increased by the amount of any constructive distributions included in income by such U.S. Holder (as described below under “U.S. Federal Income Tax Considerations For U.S. Holders — Possible Constructive Distributions”). Such gain or loss generally will be treated as long-term capital gain or loss if the Warrant is held by the U.S. Holder for more than one year at the time of such disposition or expiration. If a Warrant is allowed to lapse unexercised, a U.S. Holder will generally recognize a capital loss equal to such holder’s adjusted tax basis in the Warrant. The deductibility of capital losses is subject to certain limitations. A redemption of Warrants for Class A Common Stock described in this prospectus under “Description of Securities—Warrants—Public Stockholders’ Warrants” should be treated as a “recapitalization” for U.S. federal income tax purposes. Accordingly, you should not recognize any gain or loss on the redemption of Warrants for shares of our Class A Common Stock. Your aggregate initial tax basis in the shares of Class A Common Stock received in the redemption should equal your aggregate adjusted tax basis in your Warrants redeemed and your holding period for the shares of Class A Common Stock received in redemption of your Warrants should include your holding period for your surrendered Warrants.
Possible Constructive Distributions
The terms of each Warrant provide for an adjustment to the number of shares of Class A Common Stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus entitled “Description of Securities—Warrants—Public Stockholders’ Warrants.” An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a U.S. Holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Class A Common Stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of shares of our Class A Common Stock which is taxable to such holders as a distribution. Such constructive distribution would be subject to tax as described above under “U.S. Federal Income Tax Considerations For U.S. Holders—Taxation of Distributions” in the same manner as if such U.S. Holder received a cash distribution from us on Class A Common Stock equal to the fair market value of such increased interest.

Information Reporting and Backup Withholding
In general, information reporting requirements may apply to dividends paid to a U.S. Holder and to the proceeds of the sale or other disposition of shares of Class A Common Stock and Warrants, unless the U.S. Holder is an exempt recipient. Backup withholding (currently at 24%) may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS.
U.S. Federal Income Tax Considerations For Non-U.S. Holders
Taxation of Distributions
In general, any distributions (including constructive distributions) we make to a non-U.S. Holder of our Class A Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E,as applicable). In the case of any constructive dividend (as described below under “U.S. Federal Income Tax Considerations For Non-U.S. Holders—Possible Constructive Distributions”), it is possible that this tax would be withheld from any amount owed to a non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from Warrants or other property subsequently paid or credited to such holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero)the non-U.S. Holder’s adjusted tax basis in its shares of our Class A Common Stock and, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Class A Common Stock, which will be treated as described under “U.S. Federal Income Tax Considerations For Non-U.S. Holders—Gain on Sale, Exchange or Other Disposition of Class A Common Stock and Warrants” below.
Dividends we pay to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (or if a tax treaty applies are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder)will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (generally by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).
Exercise or Lapse of a Warrant
The U.S. federal income tax treatment of a non-U.S. Holder’s exercise of a Warrant or the lapse of a Warrant held by the non-U.S. Holder will generally correspond to the U.S. federal income tax treatment of the exercise or lapse of a Warrant by a U.S. Holder, as described under “U.S. Federal Income Tax Considerations For U.S. Holders—Exercise of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the tax consequences to the non-U.S. Holder would be the same as those described below in “U.S. Federal Income Tax Considerations For Non-U.S. Holders—Gain on Sale, Exchange or Other Disposition of Class A Common Stock and Warrants.”
Redemption of Warrants for Class A Common Stock
A redemption of Warrants for Class A Common Stock described in this prospectus under “Description of Securities—Warrants—Public Stockholders’ Warrants” should be treated as a “recapitalization” for U.S. federal income tax purposes. Accordingly, you should not recognize any gain or loss on the redemption of Warrants for our Class A Common Stock. Your aggregate initial tax basis in the shares of Class A Common Stock received in the redemption should equal your aggregate adjusted tax basis in your Warrants redeemed and your holding period for the shares of Class A Common Stock received in redemption of your Warrants should include your holding period for your surrendered Warrants.
Gain on Sale, Exchange or Other Disposition of Class A Common Stock and Warrants
A non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, exchange or other disposition of our Class A Common Stock or Warrants or an expiration or redemption of our warrants, unless:
•the gain is effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder);
•the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or
•we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. Holder held our Class A Common Stock or Warrants and, in the case where shares of our Class A Common Stock are regularly traded on an established securities market, the non-U.S. Holder has owned, directly or constructively, more than 5% of our Class A Common Stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. Holder’s holding period for the shares of our Class A Common Stock. There can be no assurance that our Class A Common Stock will be treated as regularly traded on an established securities market for this purpose.
Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the non-U.S. Holder were a U.S. resident for U.S. federal income tax purposes. Any gain described in the first bullet point above of a non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable income tax treaty rate). Gain described in the second bullet point above will generally be subject to a flat 30% U.S. federal income tax. Non-U.S. Holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties.
If the third bullet point above applies to a non-U.S. Holder and applicable exceptions are not available, gain recognized by such holder on the sale, exchange or other disposition of our Class A Common Stock or Warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Class A Common Stock or Warrants from such holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not believe we currently are a United States real property holding corporation. However, such determination is factual in nature and subject to change and no assurance can be provided as to whether we are or will become a U.S. real property holding corporation. Non-U.S. Holders are urged to consult their tax advisors regarding the application of these rules.
Possible Constructive Distributions
The terms of each Warrant provide for an adjustment to the number of shares of Class A Common Stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus captioned “Description of Securities—Warrants—Public Stockholders’ Warrants.” An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a non-U.S. Holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Class A Common Stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of shares of our Class A Common Stock which is taxable to such holders as a distribution. A non-U.S. Holder would be subject to U.S. federal income tax withholding as described above under “U.S. Federal Income Tax Considerations For Non-U.S. Holders—Taxation of Distributions” under that section in the same manner as if such non-U.S. Holder received a cash distribution from us on Class A Common Stock equal to the fair market value of such increased interest.
Foreign Account Tax Compliance Act
Provisions of the Code and Treasury Regulations and administrative guidance promulgated thereunder commonly referred as the “Foreign Account Tax Compliance Act” (“FATCA”) generally impose withholding tax at a rate of 30% in certain circumstances on dividends (including constructive dividends) in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our securities which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding tax at a rate of 30%, unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. Withholding under FATCA generally apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends, however, the IRS released proposed Treasury Regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on such gross proceeds. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. Prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in our securities.
Information Reporting and Backup Withholding
Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of shares of Class A Common Stock and Warrants. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person for U.S. federal income tax purposes or otherwise establish an exemption in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

LEGAL MATTERS
The validity of the securities offered hereby has been passed upon for us by Sidley Austin LLP. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement.
EXPERTS
The consolidated balance sheets of OppFi Inc. and subsidiaries as of December 31, 2022 and 2021, the related consolidated statements of operations, stockholders’ equity/members’ equity, and cash flows for each of the three years in the period ended December 31, 2022 and the related notes to the consolidated financial statements incorporated by reference in this prospectus have been audited by RSM US LLP, an independent registered public accounting firm, as set forth in their report thereon, incorporated by reference herein, which expressed an unqualified opinion. Such financial statements have been incorporated by reference herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a post-effective amendment on Form S-3, including exhibits, to our registration statement on Form S-1 under the Securities Act that registers the shares of our Class A Common Stock and Warrants offered hereby. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our capital stock. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement. For further information about us and the Securities, you should refer to the registration statements and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov.
We also maintain an Internet website at www.oppfi.com. Through our website, we make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 10-K; our proxy statements for our annual and special shareholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4 and 5 and Schedules 13D; and amendments to those documents. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

INCORPORATION BY REFERENCE
The SEC rules allows the Company to “incorporate by reference” information into this prospectus, which means that the Company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that the Company files with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.
This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:
•our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 29, 2023 (the “Annual Report”);
•our Quarterly Reports on Form 10-Q for the three months ended March 31, 2023, filed with the SEC on May 11, 2023, for the six months ended June 30, 2023, filed with the SEC on August 9, 2023, and for the nine months ended September 30, 2023, filed with the SEC on November 9, 2023;
•the portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 28, 2023 that are deemed “filed” with the SEC under the Exchange Act;
•our Current Reports on Form 8-K filed with the SEC on June 8, 2023, July 25, 2023 and September 14, 2023 (excluding any information furnished in such reports under Item 2.02, Item 7.01 or Item 9.01); and
•the description of securities contained in the registration statement on Form 8-A (Registration No. 001--39550) filed with the Commission on September 23, 2020, and any amendments or reports filed for the purpose of updating such description.
All reports and other documents that the Company subsequently files pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering, including all such documents that we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.
You may request a free copy of any documents incorporated by reference in this prospectus by writing or telephoning the Company at the following address:
OppFi Inc.
130 E. Randolph Street, Suite 3400
Chicago, IL 60601
(312) 212-8079
Exhibits to the filings will not be sent, however, unless those exhibits have been specifically incorporated by reference in this prospectus or any accompanying prospectus supplement.

OppFi Inc.
Up to 91,914,929 Shares of Class A Common Stock
Up to 15,302,259 Shares of Class A Common Stock Issuable Upon Exercise of Warrants
and Up to 53,491 Warrants

PROSPECTUS

March 7, 2024